Exhibit 10.51

Tenant: PREIT Associates, L.P. Premises: One Commerce Square, Suites 1000 & 1120

LEASE

THIS LEASE (“Lease”) is entered into as of December 3rd, 2018, between COMMERCE SQUARE PARTNERS - PHILADELPHIA PLAZA, L.P., a Delaware limited partnership (“Landlord”), and PREIT ASSOCIATES, L.P., a Delaware limited partnership (“Tenant”).

In consideration of the mutual covenants stated below, and intending to be legally bound, Landlord and Tenant covenant and agree as follows:

1. KEY DEFINED TERMS.

(a) “Abatement Period” means the period that begins on the Commencement Date and ends on the day immediately prior to the 15-month anniversary of the Commencement Date. Notwithstanding the foregoing, if the commencement Date is after September 15 but prior to November 1, 2019, then the Abatement Period shall be extended by the number of days occurring from and after the Commencement Date through October 31, 2019. For example, if the Commencement Date is October 30, 2019, then the Abatement Period shall be extended by an additional 2 days. During the Abatement Period, no Fixed Rent or Tenant’s Share of Operating Expenses is due or payable, but Tenant shall pay to Landlord: (i) utilities as set forth in Section 6; and (ii) use and occupancy taxes.

(b) “Additional Rent” means all costs and expenses other than Fixed Rent that Tenant is obligated to pay Landlord pursuant to this Lease.

(c) “Broker” means Stockton Real Estate Advisors.

(d) “Building” means the building known as One Commerce Square located at 2005 Market Street, Philadelphia, Pennsylvania 19103, containing approximately 942,866 rentable square feet. Landlord hereby represents that the usable square footage of the Building and Premises has been determined pursuant to guidelines generally established by the Standard Method for Measuring Floor Area in Office Buildings (ANSI/BOMA Z65.1 - 1996) (“BOMA”).

(e) “Business Hours” means the hours of 8:00 a.m. to 6:00 p.m. on weekdays, and 9:00 a.m. to 1:00 p.m. on Saturdays, excluding Building holidays. The current Building holidays are: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day; any change in Building holidays shall be consistent to other national holidays for which first class buildings in the Philadelphia, Pennsylvania area also closed for business.

(f) “Commencement Date” means the date that is the earlier of: (i) the date on which Tenant first conducts business from all or any portion of the Premises, specifically excluding Tenant’s move-in to the Premises; or (ii) the later of Substantial Completion (as defined in Exhibit C) of the Leasehold Improvements (as defined in Exhibit C) and delivery of the Premises to Tenant, or September 1, 2019.

(g) “Common Areas” means, to the extent they exist at the Project, the lobby, parking facilities, passenger and freight elevators, rooftop terrace, fitness or health center, plaza and sidewalk areas, multi-tenanted floor restrooms, and other similar areas of unrestricted access at the Project or designated for the benefit of Building tenants, and the areas on multi-tenant floors in the Building devoted to corridors, elevator lobbies, and other similar facilities serving the Premises.

(h) “Expiration Date” means the last day of the Term, or such earlier date of termination of this Lease pursuant to the terms hereof.

Office Lease

(i) “Fixed Rent” means fixed rent in the amounts set forth below:

	FIXED RENT PER	ANNUALIZED	MONTHLY
TIME PERIOD	R.S.F.	FIXED RENT	INSTALLMENT
Commencement Date – end of Abatement Period	$0.00	$0.00	$0.00
Fixed Rent Start Date – end of Rent Period 1	$17.00	$748,969.00	$62,414.08
Rent Period 2	$17.43	$767,913.51	$63,992.79
Rent Period 3	$17.87	$787,298.59	$65,608.22
Rent Period 4	$18.32	$807,124.24	$67,260.35
Rent Period 5	$18.78	$827,390.46	$68,949.21
Rent Period 6	$19.25	$848,097.25	$70,674.77
Rent Period 7	$19.73	$869,244.61	$72,437.05
Rent Period 8	$20.22	$890,832.54	$74,236.05
Rent Period 9	$20.73	$913,301.61	$76,108.47
Rent Period 10	$21.25	$936,211.25	$78,017.60
Rent Period 11	$21.78	$959,561.46	$79,963.46
Rent Period 12 – End of Initial Term	$22.32	$983,352.24	$81,946.02

(j) “Fixed Rent Start Date” means the day immediately following the end of the Abatement Period.

(k) “Initial Term” means the period commencing on the Commencement Date, and ending at 11:59 p.m. on: (i) if the Fixed Rent Start Date is the first day of a calendar month, the day immediately prior to the 135-month anniversary of the Fixed Rent Start Date; or (ii) if the Fixed Rent Start Date is not the first day of a calendar month, the last day of the calendar month containing the 135-month anniversary of the Fixed Rent Start Date.

(1) “Laws” means federal, state, county, and local governmental and municipal laws, statutes, ordinances, rules, regulations, codes, decrees, orders, and other such requirements, and decisions by courts in cases where such decisions are considered binding precedents in the state or commonwealth in which the Premises are located (“State”), and decisions of federal courts applying the laws of the State, including without limitation Title III of the Americans with Disabilities Act of 1990, 42 U.S.C. §12181 et seq. and its regulations.

(m) “Premises” means the space on the 10th and 11th floors of the Building which is deemed to contain 44,057 rentable square feet in the aggregate, and comprised of: (i) the space presently known as Suite 1000, as shown on Exhibit A attached hereto, which is deemed to contain 29,233 rentable square feet (“Suite 1000”); and (ii) the space presently known as Suite 1120, as shown on Exhibit A attached hereto, which is deemed to contain 14,824 rentable square feet (“Suite 1120”). Landlord hereby represents that the rentable square footage of the Premises has been determined pursuant to BOMA.

(n) “Project” means the Building, together with the parcel of land owned by Landlord upon which the Building is located, and all Common Areas.

(o) “Rent” means Fixed Rent and Additional Rent. Landlord may apply payments received from Tenant to any obligations of Tenant then due and owing without regard to any contrary Tenant instructions or requests. Additional Rent shall be paid by Tenant in the same manner as Fixed Rent, without setoff, deduction, or counterclaim, except as otherwise expressly set forth herein.

(p) “Rent Period” means, with respect to the first Rent Period, the period that begins on the Fixed Rent Start Date and ends on the last day of the calendar month preceding the month in which the first anniversary of the Fixed Rent Start Date occurs; thereafter each succeeding Rent Period shall commence on the day following the end of the preceding Rent Period, and shall extend for 12 consecutive months.

2

(q) “Tenant’s NAICS Code” means Tenant’s 6-digit North American Industry Classification number under the North American Industry Classification System as promulgated by the Executive Office of the President, Office of Management and Budget, which is 531120.

(r) “Term” means the Initial Term together with any extension of the term of this Lease agreed to by the parties in writing.

2. PREMISES. Landlord leases to Tenant, and Tenant leases from Landlord, the Premises for the Term subject to the terms and conditions of this Lease. Tenant accepts the Premises in their “AS IS”, “WHERE IS”, “WITH ALL FAULTS” condition, except that Landlord shall complete the Leasehold Improvements pursuant to Exhibit C attached hereto, and subject to any representations and warranties made by Landlord herein, and further subject to Landlord’s continuing obligations under this Lease.

3. TERM.

(a) The Term shall commence on the Commencement Date. The terms and provisions of this Lease are binding on the parties upon Tenant’s and Landlord’s execution of this Lease notwithstanding a later Commencement Date for the Term. The rentable area of the Premises and the Building on the Commencement Date shall be deemed to be as stated in Section 1. By execution and delivery of a Confirmation of Lease Term substantially in the form of Exhibit B attached hereto (“COLT”), Landlord and Tenant shall confirm the Commencement Date, rentable square footage of the Premises and all other matters stated therein. If Tenant fails to respond to a proposed COLT within 10 business days after Tenant’s receipt of such request, Landlord may thereafter send to Tenant a second proposed COLT, which includes in bold and 14-point capitalized type the following statement: “SECOND AND FINAL REQUEST—TENANT HAS 10 BUSINESS DAYS TO RESPOND PURSUANT TO SECTION 3 OF THE LEASE”. If Tenant then fails to respond to such second proposed COLT within 10 business days after receipt thereof, Tenant shall be deemed to have approved all matters set forth therein, which shall then be conclusive and binding on Tenant.

(b) Landlord shall use commercially reasonable efforts to obtain Substantial Completion by September 1, 2019. If Substantial Completion does not occur on or before the Outside Completion Date and provided there is no Event of Default, then notwithstanding anything to the contrary herein from and after the Fixed Rent Start Date, Tenant shall receive 2.5 days’ abatement of Fixed Rent (in addition to the Abatement Period) for each day that elapses after the Outside Completion Date until Substantial Completion occurs. The “Outside Completion Date” means November 1, 2019; provided, however, the Outside Completion Date shall be pushed back on a day-for-day basis for each day (if any) that (i) Substantial Completion is delayed due to a Force Majeure Event (as defined in Section 25(g)); and (ii) elapses after March 1, 2019 until Tenant submits Proposed CD’s (as defined in Exhibit C) for Landlord’s approval in accordance with Section 1 of Exhibit C. The rental abatement set forth in this paragraph shall be Tenant’s sole and exclusive remedy in connection with any delay in Substantial Completion, and Landlord shall not be liable for any other direct, indirect, special, consequential, or other damages suffered by Tenant as a result of any such delay.

4. FIXED RENT: LATE FEE.

(a) Tenant covenants and agrees to pay to Landlord during the Term, without notice, demand, setoff, deduction, or counterclaim except as otherwise set forth in this Lease, Fixed Rent in the amounts set forth in Section 1. The Monthly Installment of Fixed Rent, the monthly amount of Estimated Operating Expenses as set forth in Section 5, and any estimated amount of utilities as set forth in Section 6, shall be payable to Landlord in advance on or before the first day of each month of the Term. If the Fixed Rent Start Date is not the first day of a calendar month, then the Fixed Rent due for the partial month commencing on the Fixed Rent Start Date shall be prorated based on the number of days in such month. All Rent payments shall be made by electronic funds transfer as follows (or as otherwise directed in writing by Landlord to Tenant from time to time): (i) ACH debit of funds, provided Tenant shall first complete Landlord’s then-current forms authorizing Landlord to automatically debit Tenant’s bank account; or (ii) ACH credit of immediately available funds to an account designated by Landlord. “ACH” means Automated Clearing House network or similar system designated by Landlord. All Rent payments shall include the Building number and the Lease number, which numbers will be provided to Tenant in the COLT.

3

(b) If Landlord does not receive the full payment from Tenant of any Rent when due under this Lease (without regard to any notice and/or cure period to which Tenant might be entitled), Tenant shall also pay to Landlord as Additional Rent a late fee in the amount of 5% of such overdue amount. Notwithstanding the foregoing, Landlord shall waive the above-referenced late fee 2 times during any 12 consecutive months of the Term provided Tenant makes the required payment within 3 business days after receipt of notice of such late payment. With respect to any Rent payment (whether it be by check, ACH/wire, or other method) that is returned unpaid for any reason, Landlord shall have the right to assess a reasonable fee to Tenant as Additional Rent, which fee is currently $40.00 per returned payment.

5. OPERATING EXPENSES.

(a) Certain Definitions.

(i) “Janitorial Expenses” means all costs associated with trash and garbage removal, recycling, cleaning, and sanitizing the Building, and the items of work set forth in Exhibit D attached hereto.

(ii) “Operating Expenses” means collectively Project Expenses and Taxes.

(iii) “Project Expenses” means all costs and expenses paid, incurred, or accrued by Landlord in connection with the maintenance, operation, repair, and replacement of the Project including, without limitation: a management fee not to exceed 3% of gross rents and revenues from the Project; all costs associated with the removal of snow and ice from the Project; property management office rent; costs for “touchdown space” for tenants of Landlord and Landlord’s affiliates; conference room and fitness center costs; security measures; Janitorial Expenses; Project Utility Costs (as defined in Section 6 below); capital expenditures, repairs, and replacements, necessary to comply with new or changes in applicable Laws effective after the Commencement Date or when made with the reasonable expectation of reducing other Project Expenses (but only to the extent of the actual reduction), and then only to the extent of the amortized costs of such capital item over the useful life of the improvement as reasonably determined by Landlord; valet, concierge, and card-access parking system costs; all insurance premiums and deductibles paid or payable by Landlord with respect to the Project; and the cost of providing those services required to be furnished by Landlord under this Lease. Notwithstanding the foregoing, “Project Expenses” shall not include any of the following: (A) repairs or other work occasioned by fire, windstorm, or other insured casualty or by the exercise of the right of eminent domain to the extent Landlord actually receives insurance proceeds or condemnation awards therefor; (B) leasing commissions, accountants’, consultants’, auditors or attorneys’ fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with other tenants or prospective tenants or other occupants, or associated with the enforcement of any other leases or the defense of Landlord’s title to or interest in the real property or any part thereof; (C) costs incurred by Landlord in connection with the original construction of the Building and related facilities; (D) costs (including permit, licenses and inspection fees) incurred in renovating or otherwise improving or decorating, painting, or redecorating leased space for other tenants or other occupants or vacant space; (E) interest on debt or amortization payments on any mortgage or deeds of trust or any other borrowings and any ground rent; (F) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord; (G) any fines or fees for Landlord’s failure to comply with Laws; (H) legal, accounting, and other expenses related to Landlord’s financing, refinancing, mortgaging, or selling the Building or the Project; (I) any increase in an insurance premium caused by the non-general office use, occupancy or act of another tenant or occupant; (J) costs for sculpture, decorations, painting or other objects of art in excess of amounts typically spent for such items in office buildings of comparable quality in the competitive area of the Building; (K) cost of any political, charitable, or civic contribution or donation; (L) reserves for repairs, maintenance, and replacements; (M) Taxes; (N) cost of utilities directly metered or submetered to Building tenants or other occupants and paid separately by such tenants or occupants; (O) fines, interest, penalties, or liens arising by reason of Landlord’s failure to pay any Project Expenses when due, except that Project Expenses shall include interest or similar charges if the collecting authority permits such Project Expenses to be paid in installments with interest thereon, such payments are not considered overdue by such authority and Landlord pays the Project Expenses in such installments; (P) costs and expenses associated with hazardous waste or hazardous substances including but not limited to the cleanup of such hazardous waste or hazardous substances and the costs of any litigation (including, but not limited to reasonable attorneys’ fees) arising out of the discovery of such hazardous waste or hazardous substances; (Q) any

4

wages, salaries, fees, or fringe benefits paid to personnel above the level of regional property manager, provided the costs attributable to the regional property manager shall be allocated to all buildings under such manager’s supervision with such allocation based on the square footage of such buildings; (R) costs of extraordinary services provided to other tenants or occupants of the Building or services to which Tenant is not entitled (including, without limitation, costs specially billed to and paid by specific tenants or occupants); (S) all costs relating to activities for the solicitation and execution of leases of space in the Building, including legal fees, real estate brokers’ commissions, expenses, fees, and advertising, moving expenses, design fees, rental concessions, rental credits, tenant improvement allowances, lease assumptions or any other cost and expenses incurred in the connection with the leasing of any space in the Building; (T) costs representing an amount paid to an affiliate of Landlord (exclusive of any management fee permitted under the Operating Expense inclusions (including the limitation set forth herein)) to the extent in excess of market rates for comparable services if rendered by unrelated third parties; (U) costs arising from Landlord’s default under this Lease or any other lease for space in the Building; (V) costs of selling the Project or any portion thereof or interest therein, including, without limitation any realty transfer taxes resulting from such sale; (W) costs or expenses arising from the gross negligence of Landlord or its agents or employees; (X) costs incurred to remedy, repair, or otherwise correct violations of Laws that exist on the Commencement Date or, with respect to new or changes in applicable Laws effective after the Commencement Date, violation of those Laws after first becoming in compliance with such Laws; (Y) the depreciation of the Building and other real property structures in the Project, if any; (Z) legal, accounting, auditing and other related expenses associated with the negotiation and enforcement of leases or the defense of Landlord’s title to the Building or other portions of the Project; (AA) Landlord’s general corporate overhead and general administrative expenses not directly related to the operation of the Project; (BB) cost of payroll for clerks and attendants, bookkeeping, garage keepers’ liability insurance, parking management fees, tickets and uniforms directly incurred in operating the parking facilities; (CC) costs or expenses incurred by Landlord for use of any portions of the Building to accommodate events including, but not limited to shows, promotions, kiosks, displays, filming, photography, private events or parties, ceremonies, and advertising beyond the normal expenses otherwise attributable to providing Building services, such as lighting and HVAC to such public portions of the Building in normal Building operations during standard Building hours of operation, and for the avoidance of doubt, Project Expenses shall not include any expenses related to “Center City Sips” or similar events; (DD) any bad debt loss, rent loss or reserves for bad debts or rent loss; (EE) any costs that duplicate costs for which Landlord is reimbursed by any other party other than through Project Expenses; (FF) any costs or expenses which are of a type or nature not permitted to be included in operating expenses under sound accounting practices applicable generally to Class A office buildings in Philadelphia; (GG) any recalculation of or additional Project Expenses actually incurred more than two (2) years prior to the year in which Landlord proposes that such costs be included; (HH) costs actually reimbursed (or, if Landlord does not carry insurance that Landlord is required pursuant to this Lease to carry, then such costs as would have been reimbursed) through insurance proceeds to repair or replace damage by fire or other casualty, including specifically, Without limitation, any deductible under any insurance policy in excess of the maximum deductible permitted in this Lease, as well as any other costs for which Landlord is actually reimbursed by any vendors or other third parties; (II) costs actually reimbursed through condemnation proceeds to repair, replace or rebuild the Building after a condemnation of any portion thereof; (JJ) expenditures for capital improvements or replacements, or other capital expenditures, except as expressly permitted above in this subsection (iii); (KK) advertising costs relating to marketing the Building; (LL) costs for overtime HVAC to tenants or other occupants, it being intended that the costs of all overtime HVAC shall be billed (if not otherwise paid directly to the utility provider) to the tenants and occupants separately based on their respective usages; (MM) rentals for items which if purchased, rather than rented, would constitute a capital item except to the extent a capital expense is permitted above; (NN) costs, including permit, license and inspection costs, incurred with respect to the installation of any individual tenant’s or other occupant’s improvements in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for any individual tenant or other occupant of the Building; (00) tax penalties incurred as a result of Landlord’s failure to make payments and/or to file any tax or informational returns when due; (PP) costs arising from Landlord’s charitable or political contributions whether in cash or in-kind; (QQ) costs for the acquisition of (as contrasted with the maintenance of) sculpture, paintings or other objects of art in excess of amounts typically spent for such items in office buildings of comparable quality in the competitive area of the Building; (RR) costs associated with the operation of the business of the partnership or entity which constitutes Landlord as the same are distinguished from the costs of operation of the Project, including partnership accounting and legal matters, costs of defending any lawsuits with or claims by any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Project, costs of any disputes between Landlord and its employees not engaged in Project operation, costs of disputes between Landlord and the building manager, or fees, damages, settlements or other amounts paid in connection with, or other amounts paid in connection with disputes with other tenants or occupants;

5

(SS) any entertainment, dining or travel expenses for any purpose not related to property management; (TT) other than in connection with customary tenant appreciation events, any flowers, balloons or other gifts provided to any entity whatsoever, including, but not limited to, Tenant, other tenants, occupants, employees, vendors, contractors, prospective tenants and agents; (UU) costs of installing, operating and maintaining any specialty improvement that is not available to Tenant as a Building amenity, such as a cafeteria, fitness facility (except as expressly provided in this Section), child care facility or the like; (W) all costs for materials, utilities, goods, services or other benefits furnished by Landlord which are required to be directly paid for by Tenant or other tenants or occupants to Landlord or the service provider, or for which Tenant or other tenants or occupants contract directly with the service provider, including, without limitation, electricity costs which are paid directly by Tenant or other tenants or occupants to the provider of electric power; and any taxes, charges, assessments or other costs relating to such costs; (WW) any and all costs for the repair or replacement of any items under warranty from third parties (to the extent of the warranty coverage), including, without limitation, any defects in the original construction of the Building or Premises, or any costs of Landlord’s performance of any construction warranty to Tenant or any other Building tenant or occupant; and (XX) any and all other expenses for which Landlord is reimbursed (other than pursuant to a general operating costs pass through); and Landlord shall exercise all commercially reasonable remedies to obtain reimbursement of all amounts to which it is entitled from any and all third parties. Landlord shall not collect or be entitled to collect Project Expenses from all of its tenants and other occupants in an amount in excess of 100% of the Project Expenses actually incurred by Landlord.

(iv) “Taxes” means all taxes, assessments, and other governmental charges, whether general or special, ordinary or extraordinary, foreseen or unforeseen, including without limitation business improvement district charges, improvement contributions paid to business improvement districts or similar organizations, gross receipts tax for the Building, and special assessments for public improvements or traffic districts, that are levied or assessed against, or with respect to the ownership of, all or any portion of the Project during the Term or, if levied or assessed prior to the Term, are properly allocable to the Term, business property operating license charges, and real estate tax appeal expenditures incurred by Landlord, provided such tax appeal expenditures shall not exceed the savings realized from the tax appeal or be included in Taxes payable by Tenant with respect to any Tax year not included in the Term. “Taxes” shall not include: (i) any inheritance, estate, succession, transfer, gift, franchise, corporation, income or profit tax or capital levy that is or may be imposed upon Landlord; or (ii) any transfer tax or recording charge resulting from a transfer of the Building or the Project; provided, however, if at any time during the Term the method of taxation prevailing at the commencement of the Term shall be altered such that in lieu of or as a substitute in whole or in part for any Taxes now levied, assessed, or imposed on real estate there shall be levied, assessed, or imposed: (A) a tax on the rents received from such real estate; or (B) a license fee measured by the rents receivable by Landlord from the Premises or any portion thereof; or (C) a tax or license fee imposed upon the Premises or any portion thereof, then the same shall be included in Taxes. Tenant may not file or participate in any Tax appeals for any tax lot in the Project. Further, “Taxes” shall not include any sales, use, use and occupancy, transaction privilege, or other excise tax that may at any time be levied or imposed upon Tenant, or measured by any amount payable by Tenant under this Lease, whether such tax exists on the date of this Lease or is adopted hereafter (collectively, “Other Taxes”). Tenant shall pay all Other Taxes monthly or otherwise when due, whether collected by Landlord or collected directly by the applicable governmental agency; if applicable Law requires Landlord to collect any Other Taxes, such Other Taxes shall be payable to Landlord as Additional Rent.

(v) “Tenant’s Share” means the rentable square footage of the Premises divided by the rentable square footage of the Building on the date of calculation, which on the date of this Lease is stipulated to be 4.67%.

(b) Commencing on the Fixed Rent Start Date and continuing thereafter during the Term, Tenant shall pay to Landlord in advance on a monthly basis, payable pursuant to Section 5(c) below, Tenant’s Share of Operating Expenses. If the Building is operated as part of a complex of buildings or in conjunction with other buildings or parcels of land, then Landlord may prorate the common expenses and costs with respect to each such building or parcel of land in such manner as Landlord, in its sole but reasonable judgment, shall determine. Landlord shall calculate Operating Expenses using generally accepted accounting principles, and may allocate certain categories of Operating Expenses to the applicable tenants on a commercially reasonable basis.

6

(c) For each calendar year (or portion thereof) for which Tenant has an obligation to pay any Operating Expenses, Landlord shall send to Tenant a statement of the monthly amount of projected Operating Expenses due from Tenant for such calendar year (“Estimated Operating Expenses”), and Tenant shall pay to Landlord such monthly amount of Estimated Operating Expenses as provided in Section 5(b). without further notice, demand, setoff, deduction, or counterclaim. As soon as administratively available after each calendar year, Landlord shall send to Tenant a reconciliation statement of the actual Operating Expenses for the prior calendar year (“Reconciliation Statement”). Landlord shall use commercially reasonable efforts to provide Tenant with a Reconciliation Statement with 4 months after the end of each applicable calendar year; provided, however, if Landlord does not provide such statements within such period, Landlord shall not have been deemed to waive its right to collect any amounts as Additional Rent unless Landlord fails to provide such statement within 12 months after the end of the applicable calendar year. If the amount actually paid by Tenant as Estimated Operating Expenses exceeds the amount due per the Reconciliation Statement, Tenant shall receive a credit in an amount equal to the overpayment, which credit shall be applied towards future Rent until fully credited. If the credit exceeds the aggregate future Rent owed by Tenant, and there is no Event of Default, Landlord shall pay the excess amount to Tenant within 60 days after delivery of the Reconciliation Statement. If Landlord has undercharged Tenant, then Landlord shall either send Tenant an invoice setting forth the additional amount due or indicate the amount due as part of the Reconciliation Statement, which amount shall be paid in full by Tenant within 60 days after receipt of such invoice.

(d) If, during the Term, less than 95% of the rentable area of the Building is or was occupied by tenants, Project Expenses shall be deemed for such year to be an amount equal to the costs that would have been incurred had the occupancy of the Building been 95% throughout such year, as reasonably determined by Landlord and taking into account that certain expenses fluctuate with the Building’s occupancy level (e.g., Janitorial Expenses) and certain expenses do not so fluctuate (e.g., landscaping). In addition, if Landlord is not obligated or otherwise does not offer to furnish an item or a service to a particular tenant or portion of the Building (e.g., if a tenant separately contracts with an office cleaning firm to clean such tenant’s premises) and the cost of such item or service would otherwise be included in Project Expenses, Landlord shall equitably adjust the Project Expenses so the cost of the item or service is shared only by tenants actually receiving such item or service. All payment calculations under this Section shall be prorated for any partial calendar years during the Term and all calculations shall be based upon Project Expenses as grossed-up in accordance with the terms of this Lease. Tenant’s obligations under this Section shall survive the Expiration Date.

(e) If Landlord or any affiliate of Landlord has elected to qualify as a real estate investment trust (“REIT”), any service required or permitted to be performed by Landlord pursuant to this Lease, the charge or cost of which may be treated as impermissible tenant service income under the laws governing a REIT, may be performed by an independent contractor of Landlord, Landlord’s property manager, or a taxable REIT subsidiary that is affiliated with either Landlord or Landlord’s property manager (each, a “Service Provider”). If Tenant is subject to a charge under this Lease for any such service, then at Landlord’s direction Tenant shall pay the charge for such service either to Landlord for further payment to the Service Provider or directly to the Service Provider and, in either case: (a) Landlord shall credit such payment against any charge for such service made by Landlord to Tenant under this Lease; and (b) Tenant’s payment of the Service Provider shall not relieve Landlord from any obligation under this Lease concerning the provisions of such services.

(f) Landlord shall maintain in a safe and orderly manner all of its records pertaining to the Operating Expenses payable pursuant to this Lease in accordance with generally accepted accounting principles. Provided there is no outstanding uncured monetary default by Tenant under this Lease, Tenant shall have the right, at its sole cost and expense, to cause Landlord’s records related to a Reconciliation Statement to be audited provided: (i) Tenant provides notice of its intent to audit such Reconciliation Statement within 6 months after receipt of the Reconciliation Statement; (ii) the audit is performed by a certified public accountant that has not been retained on a contingency basis or other basis where its compensation relates to the cost savings of Tenant; (iii) any such audit may not occur more frequently than once during each 12-month period of the Term, nor apply to any year prior to the year of the then-current Reconciliation Statement being reviewed; (iv) the audit is completed within three (3) months after the date that Landlord makes all of the necessary and applicable records available to Tenant or Tenant’s auditor; (v) the contents of Landlord’s records shall be kept confidential by Tenant, its auditor, and its other professional advisors, other than as required by applicable Law or as required to enforce the terms of this Lease, and if requested by Landlord, Tenant and its auditor shall execute Landlord’s standard confidentiality agreement in form reasonably acceptable to Tenant as a condition to Tenant’s audit rights under this paragraph; and (vi) if Tenant’s auditor determines that an overpayment is due Tenant, Tenant’s auditor shall produce a detailed report addressed to both Landlord and Tenant, which report shall be delivered within 30 days after Tenant’s auditor’s completion of the audit. During completion of

7

Tenant’s audit, Tenant shall nonetheless timely pay all of Tenant’s Share of Operating Expenses without setoff or deduction (except as expressly provided by this Lease). If Tenant’s audit report discloses any discrepancy, Landlord and Tenant shall use good faith efforts to resolve the dispute. If the parties are unable to reach agreement within 30 days after Landlord’s receipt of the audit report, Tenant shall have the right to refer the matter to a mutually acceptable independent certified public accountant (such approval by either party not to be unreasonably withheld, conditioned or delayed), who shall work in good faith with Landlord and Tenant to resolve the discrepancy; provided if Tenant does not do so within such 30-day period (which period shall be extended on a day-for-day basis for each day Landlord fails to approve Tenant’s reasonable selection of an accountant), Landlord’s calculations and the Reconciliation Statement at issue shall be deemed final and accepted by Tenant. The fees and costs of such independent accountant to which such dispute is referred shall be borne by the unsuccessful party and shall be shared pro rata to the extent each party is unsuccessful as determined by such independent certified public accountant, whose decision shall be final and binding. Within 60 days after resolution of the dispute, whether by agreement of the parties or a final decision of an independent accountant, Landlord shall pay or credit to Tenant, or Tenant shall pay to Landlord, as the case may be, all unpaid Operating Expenses due and owing.

6. UTILITIES.

(a) Commencing on the Commencement Date, and continuing throughout the Term, Tenant shall pay for utility services as follows without setoff, deduction, or counterclaim (except as otherwise set forth herein): (i) Tenant shall pay directly to the applicable utility service provider for any utilities that are separately metered (not submetered) to the Premises; (ii) Tenant shall pay Landlord for any utilities serving the Premises that are separately submetered based upon Tenant’s submetered usage without markup (Landlord shall be responsible for any maintenance and replacement costs associated with such submeters; the costs of which may be included in Operating Expenses); and (iii) Tenant shall pay Landlord for Tenant’s Share of Project Utility Costs, as set forth in Section 5 above. “Project Utility Costs” means the total cost for all utilities serving the Project, excluding the costs of utilities that are directly metered or submetered to Building tenants or paid separately by such tenants. Notwithstanding anythingto the contrary in this Lease, Landlord shall have the right to install meters, submeters, or other energy-reducing systems in the Premises at any time to measure any or all utilities serving the Premises, the costs of which shall be included in Project Expenses. For those utilities set forth in subsection (i) above, Tenant shall pay the applicable utility provider directly for such utilities. For those utilities set forth in subsection (ii) above, Landlord shall invoice Tenant for such utilities as Additional Rent (payable within 20 days after receipt of an invoice therefor). For those utilities set forth in subsection (iii) above, Landlord shall have the right to either invoice Tenant for such utilities as Additional Rent (payable within 20 days after receipt of an invoice therefor), or together with Operating Expenses. Landlord shall have the right to reasonably estimate the utility charge, which estimated amount shall be payable to Landlord within 60 days after receipt of an invoice therefor and may be included along with the invoice for Project Expenses, provided Landlord shall be required to reconcile on an annual basis based on utility invoices received for such period. The cost of utilities payable by Tenant under this Section shall include all applicable taxes and Landlord’s then-current charges for reading the applicable meters, provided Landlord shall have the right to engage a third party to read the submeters, and Tenant shall reimburse Landlord for both the utilities consumed as evidenced by the meters plus the costs for reading the meters within 60 days after receipt of an invoice therefor. Tenant shall pay such rates as Landlord may establish from time to time, which shall not be in excess of any applicable rates chargeable by Law, or in excess of the general service rate or other such rate that would apply to Tenant’s consumption if charged by the utility or municipality serving the Building or general area in which the Building is located. If Tenant fails to pay timely any direct-metered utility charges from the applicable utility provider, Landlord shall have the right but not the obligation to pay such charges on Tenant’s behalf and bill Tenant for such costs plus the Administrative Fee (as defined in Section 17). which amount shall be payable to Landlord as Additional Rent within 60 days after receipt of an invoice therefor. Tenant shall at all times comply with the rules, regulations, terms, policies, and conditions applicable to the service, equipment, wiring, and requirements of the utility supplying electricity to the Building.

(b) For any separately metered utilities, Landlord is hereby authorized to request and obtain, on behalf of Tenant, Tenant’s utility consumption data from the applicable utility provider for informational purposes and to enable Landlord to obtain full building Energy Star scoring for the Building. Landlord shall have the right to shut down the Building systems (including electricity and HVAC systems) for required maintenance, safety inspections, or any other reason, including without limitation in cases of emergency. Landlord shall provide Tenant, whenever reasonably practicable, advanced notice of any service slowdowns, interruptions or stoppages and, to the extent any equipment being maintained, repaired, replaced or improved is located within the Premises, shall use its

8

commercially reasonable efforts (subject to union and governmental requirements) to schedule such work outside of Business Hours, except in the case of emergencies. Landlord shall not be liable for any interruption in providing any utility that Landlord is obligated to provide under this Lease, unless such interruption or delay: (i) renders the Premises or any material portion thereof untenantable for the normal conduct of Tenant’s business at the Premises and Tenant has ceased using such untenantable portion, provided Tenant shall first endeavor to use any generator that serves the Premises or of which Tenant has the beneficial use; (ii) results from Landlord’s negligence or willful misconduct or is in Landlord’s control to remediate; and (iii) extends for a period longer than 3 consecutive business days, in which case, Tenant’s obligation to pay Fixed Rent and Project Expenses shall be abated with respect to the untenantable portion of the Premises that Tenant has ceased using for the period beginning on the 4th consecutive business day after such conditions are met and ending on the earlier of: (A) the date Tenant recommences using the Premises or the applicable portion thereof; or (B) the date on which the service(s) is substantially restored. The rental abatement described above shall be Tenant’s sole remedy in the event of a utility interruption, and Tenant hereby waives any other rights against Landlord in connection therewith. Landlord shall have the right to change the utility providers to the Project at any time. In the event of a casualty or condemnation affecting the Building and/or the Premises, the terms of Sections 14 and 15; respectively, shall control over the provisions of this Section.

(c) If Landlord reasonably determines that: (i) Tenant exceeds the design conditions for the heating, ventilation, and air conditioning (“HVAC”) system serving the Premises, introduces into the Premises equipment that overloads such system, or causes such system to not adequately perform its proper functions; or (ii) the heavy concentration of personnel, motors, machines, or equipment used in the Premises, including telephone and computer equipment, or any other condition in the Premises caused by Tenant (for example, more than one shift per day or 24-hour use of the Premises), adversely affects the temperature or humidity otherwise maintained by such system, then Landlord shall notify Tenant in writing and Tenant shall have 20 days to remedy the situation to Landlord’s reasonable satisfaction. Landlord represents that the use of the Premises for general office use during Business Hours consistent with the use by other office tenants in the Building will not cause any of the adverse conditions set forth in the preceding sentence nor permit Landlord to have any right to install additional equipment at Tenant’s cost. Landlord shall notify Tenant at the time of approval of the Tenant’s plans for the Leasehold Improvements whether any component of the Leasehold Improvements would exceed the design conditions for the HVAC system serving the Premises or would adversely affect the temperature or humidity otherwise maintained by such system, failing which Landlord shall have no rights under clause (i) above with respect to the initial Leasehold Improvements. If Tenant fails to timely remedy the situation to Landlord’s reasonable satisfaction, Landlord shall have the right to install one or more supplemental air conditioning units in the Premises with the cost thereof, including the cost of installation, operation and maintenance, being payable by Tenant to Landlord within 60 days after Landlord’s written demand. Tenant shall not change or adjust any closed or sealed thermostat or other element of the HVAC system serving the Premises without Landlord’s express prior written consent, such consent not to be unreasonably conditioned, withheld, or delayed. Landlord may install and operate meters or any other reasonable system for monitoring or estimating any services or utilities used by Tenant in excess of those required to be provided by Landlord (including a system for Landlord’s engineer reasonably to estimate any such excess usage). If such system indicates materially excess services or utilities, Tenant shall pay Landlord’s reasonable charges for installing and operating such system and any supplementary air conditioning, ventilation, heat, electrical, or other systems or equipment (or adjustments or modifications to the existing Building systems and equipment), and Landlord’s reasonable charges for such amount of excess services or utilities used by Tenant. All supplemental HVAC systems and equipment serving the Premises (including without limitation Tenant’s Supplemental HVAC, as defined in Section 11(a) below) shall be separately metered to the Premises at Tenant’s cost, and Tenant shall be solely responsible for all electricity registered by, and the maintenance and replacement of, such meters. Landlord has no obligation to keep cool any of Tenant’s information technology equipment that is placed together in one room, on a rack, or in any similar manner (“IT Equipment”), and Tenant waives any claim against Landlord in connection with Tenant’s IT Equipment. Landlord shall have the option to require that the computer room and/or information technology closet in the Premises shall be separately submetered at Tenant’s expense (subject to application of the Improvement Allowance), and Tenant shall pay Landlord for all electricity registered in such submeter. Within 1 month after written request, Tenant shall provide to Landlord electrical load information reasonably requested by Landlord with respect to any computer room and/or information technology closet in the Premises.

9

7. LANDLORD SERVICES.

(a) Subject to Section 5 and Section 6, Landlord shall provide the following to the Premises during the Term: (i) HVAC service in accordance with the following temperature specifications during Business Hours: 72 degrees at 50% relative humidity; provided HVAC service to the Premises on Saturdays will be provided only upon Tenant’s prior request to Landlord received no later than noon on the preceding business day; (ii) electricity for lighting and standard office equipment for comparable buildings in the market in which the Project is located; (iii) water, sewer, and, to the extent applicable to the Building, gas, oil, and steam service; (iv) security as reasonably determined by Landlord for the Building and Common Areas on a 24/7 basis; and (v) cleaning services meeting the minimum specifications set forth in Exhibit D attached hereto. Tenant, at Tenant’s expense, shall make arrangements with the applicable utility companies and public bodies to provide, in Tenant’s name, telephone, cable, and any other utility service not provided by Landlord that Tenant desires at the Premises. The Building electrical system will be capable of providing an average of 6 watts per square foot of rentable area to the Premises for lighting and measured load.

(b) Landlord shall not be obligated to furnish any services, supplies, or utilities other than as set forth in this Lease; provided, however, upon Tenant’s prior request sent in accordance with Section 25(p) below, Landlord may furnish additional services, supplies, or utilities, in which case Tenant shall pay to Landlord, immediately upon demand, Landlord’s then-current charge for such additional services, supplies, or utilities, or Tenant’s pro rata share thereof, if applicable, as reasonably determined by Landlord. Landlord’s current rate for HVAC service outside of Business Hours requested with at least 24 hours’ prior notice (or by noon for weekend service) is the following, with a 2-hour minimum if the service does not commence immediately following the end of a day’s Business Hours: $92.00 per hour, per floor for cooling ($56.00 per hour, per floor for multi-floor cooling), and $57.00 per hour for heating.

8. USE; SIGNS; PARKING; COMMON AREAS.

(a) Tenant shall use the Premises for general office use (non-medical) befitting a class A office building and storage incidental thereto, and for no other purpose (“Permitted Use”). Tenant’s use of the Premises for the Permitted Use shall be subject to all applicable Laws, and to all reasonable requirements of the insurers of the Building. Tenant represents and warrants to Landlord, for informational purposes only, that Tenant’s current NAICS Code is set forth in Section 1 hereof, provided the foregoing shall not be construed in any manner as a restriction on the Permitted Use. Notwithstanding anything to the contrary in this Lease, Tenant shall not permit the Premises to be used primarily as a conference or meeting center.

(b) Landlord shall provide Tenant with Building-standard identification signage on any Building lobby directories and at the main entrance to the Premises, and directional signage at the elevator lobbies on any multi-tenant floors, the costs of which shall be paid for by Landlord for the originally named Tenant, otherwise by Tenant as Additional Rent within 10 days after written demand. Tenant shall not place, erect, or maintain any signs at the Premises, the Building, or the Project that are visible from outside of the Premises. Notwithstanding the foregoing, provided all of the Pylon Signage Conditions are fully satisfied, Tenant shall have the nonexclusive right to install a panel sign (“Panel”) on the existing Pylon sign of the Building (to the extent it exists) (“Pylon Sign”), subject to applicable Laws (including without limitation all necessary local governmental approvals) and satisfaction of all of the following terms and conditions: (i) the size and location and Tenant’s specifications and design of the Panel shall be subject to Landlord’s prior written consent, such consent not to be unreasonably conditioned, withheld or delayed, and generally consistent with the aesthetic standards of the Building; (ii) Landlord shall obtain the Panel on Tenant’s behalf, at Tenant’s sole cost and expense (subject to application of the Improvement Allowance); (iii) Landlord shall install the Panel, at Tenant’s sole and expense; (iv) Landlord shall maintain and repair the Pylon Sign, the costs of which shall be proportionately paid by the tenants having panel signs on such Pylon Sign; (v) Landlord shall maintain and repair the Panel, at Tenant’s sole cost and expense; (vi) if the Pylon Sign is illuminated, Tenant shall pay its proportionate share of the costs of such illumination (equitably allocated in Landlord’s reasonable determination); and (vii) if the Panel requires replacement, such replacement shall be at Tenant’s sole cost and expense. The “Pylon Signage Conditions” are that: (a) Tenant is occupying and paying full Rent on at least 1 full floor of the Building; and (b) this Lease is in full force and effect. From and after the Surrender Date (as defined in Section 18(a)), or immediately upon any of the Pylon Signage Conditions no longer being satisfied, Landlord shall have the right, at Tenant’s sole cost and expense, to remove the Panel and repair and restore the Pylon Sign to its prior existing condition. With respect to clause (i) above, Landlord’s determination and selection of the size, location, specifications, and design of the Panel may take into account the necessity to reserve or reallocate space for signage for existing and future tenants of the Building and in furtherance of the foregoing, Landlord shall have the right to require that the

10

Panel be replaced, at Landlord’s sole cost and expense, with a Panel of a different size, configuration, or design, from time to time, and the Panel’s placement on the Pylon Sign may be relocated on such sign by Landlord, from time to time. Tenant shall pay Landlord for all costs due under this paragraph as Additional Rent within 60 days after receipt of Landlord’s invoice therefor.

(c) Subject to the Building rules and regulations, Tenant shall have the nonexclusive right in common with others to use the Common Areas for their intended purposes. Tenant shall have the right throughout the Term to obtain 12 permits for unreserved, and 2 permits for reserved parking of standard-size automobiles of Tenant and its employees within the parking facility serving the Building: (i) by entering from time to time into the parking garage operator’s standard agreement covering the use of parking spaces in such garage; (ii) upon the terms and subject to the conditions set forth in such agreements; and (iii) subject to Tenant’s monthly payment to such operator of its fee for the right to such parking spaces (which fee shall be the then-current market rate). Tenant shall have the right to cause its employees to enter into such parking agreements and pay the parking fees directly to the parking operator. To the extent not included in the fee (if any) charged for parking in the parking facility for the Building, Tenant shall be solely liable for all parking taxes (if any) imposed by the applicable governmental authority with respect to Tenant’s parking spaces. If Landlord elects (in its sole and absolute discretion) to operate the parking facility, Tenant shall pay Landlord such taxes within 60 days after receipt of an invoice therefor and Landlord shall then remit such taxes to the applicable governmental authority. If the parking facility is not operated by Landlord, Tenant shall pay the operator such taxes and the operator shall then remit such taxes to the applicable governmental authority.

(d) Provided Landlord does not unreasonably and materially interfere with Tenant’s normal and customary business operations and to the extent that the Tenant’s Leasehold Improvements are not damaged, and Tenant is not denied the beneficial use of its Premises, Landlord shall have the right in its sole but reasonable discretion to, from time to time, construct, maintain, operate, repair, close, limit, take out of service, alter, change, and modify all or any part of the Common Areas. Landlord, Landlord’s agents, contractors, and utility service providers shall have the right to install, use, and maintain ducts, pipes, wiring, and conduits in and through the Premises provided such use does not cause the usable area of the Premises to be reduced beyond a de minimis amount. Landlord shall use commercially reasonable efforts to schedule and conduct all such construction, maintenance, repairs, closures, alterations or changes so as to reasonably minimize any disruption or interference to Tenant’s business.

(e) Subject to Landlord’s security measures and Force Majeure Events (as defined in Section 25(g)), Landlord shall provide Tenant with access to the Building and, if applicable, passenger elevator service for use in common with others for access to and from the Premises 24 hours per day, 7 days per week, except during emergencies. Landlord shall have the right to limit the number of elevators (if any) to be operated during repairs and during non-Business Hours and on weekends. Landlord shall provide Tenant with access to the freight elevator(s) of the Building from time to time following receipt of Tenant’s prior request, and Tenant shall pay Landlord’s then-current charge for use of such freight elevators (current charge is $69 per hour for after Business Hours on weekdays and at all times on weekends, with a 4-hour minimum). If at any time during the Term Tenant does not have reasonable elevator access the Premises and such lack of access: (i) is a result of Landlord’s negligence or willful misconduct or is in Landlord’s control to remediate; and (ii) extends for a period longer than 3 consecutive business days, then in such case Tenant’s obligation to pay Fixed Rent and Project Expenses shall be abated for the period beginning on the 4th consecutive business day after such conditions are met and ending on the earlier of: (A) the date Tenant recommences using the Premises; or (B) the date on which reasonable elevator access to the Premises is restored. The rental abatement described above shall be Tenant’s sole remedy in the event Tenant does not have reasonable elevator access the Premises, and Tenant hereby waives any other rights against Landlord in connection therewith.

9. TENANT’S ALTERATIONS.

(a) The construction of the initial Leasehold Improvements (as defined in Exhibit C) shall be governed by the terms of Exhibit C attached hereto and made a part hereof. Except for the Leasehold Improvements and as otherwise set forth below, Tenant shall not, and shall not permit any Tenant Agent to, cut, drill into, or secure any fixture, apparatus, or equipment, or make alterations, improvements, or physical additions of any kind to any part of the Premises (collectively, “Alterations”) without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. If Landlord fails to respond to a request for consent to a proposed Alteration within 10 business days after Landlord’s receipt of such request, the request shall be deemed denied. Notwithstanding the foregoing, if Landlord fails to respond within such 10 business-day period, Tenant may

11

thereafter send to Landlord a second written requesting approval of the proposed Alteration, which request must set forth in bold and 14-point capitalized type on the first page thereof the following statement: “SECOND AND FINAL REQUEST—LANDLORD HAS 10 BUSINESS DAYS TO RESPOND PURSUANT TO SECTION 9 OF THE LEASE” (“Second Alteration Request”). If Landlord then fails to respond to the Second Alteration Request within 10 business days after receipt thereof (“Second Alteration Request Response Period”), Landlord shall be deemed to have elected to consent to the proposed Alteration, provided Tenant shall otherwise have complied with all provisions of this Lease relating to such Alterations. Notwithstanding the foregoing, if Landlord notifies Tenant in writing within the Second Alteration Request Response Period that Landlord requires additional time to review the request, then the Second Alteration Request Response Period shall be extended by an additional 10 business days. “Tenant Agent” means any agent, employee, subtenant, contractor, client, licensee, customer, invitee, assignee, or guest of Tenant. All Alterations shall be completed in compliance with all applicable Laws, and Landlord’s reasonable rules and regulations for construction, and sustainable guidelines and procedures, using new or comparable materials only, by a contractor reasonably approved in writing by Landlord, and on days and at times reasonably approved in writing by Landlord. Notwithstanding the foregoing, Landlord’s consent shall not be required for any Alteration costing less than $75,000.00 and that: (i) is nonstructural; (ii) does not impact any of the Building systems, involve electrical work, require a building permit, materially affect the air quality in the Building, or require Landlord to incur material additional costs as a result thereof; and (iii) is not visible from outside of the Premises.

(b) Throughout the performance of Alterations, Tenant shall carry, or cause any contractor, subcontractor, or design professional to carry, via written contract, workers’ compensation insurance in statutory limits together with employer’s liability insurance, commercial general liability insurance (including, but not limited to, coverage for ongoing and products-completed operations), automobile liability, and umbrella/excess liability insurance in like form and limits in accordance with the terms and conditions required of Tenant under Section 12 below, and such other insurance coverage and limits as Landlord may otherwise reasonably require, which may include, without limitation, reasonable amounts of professional liability insurance with respect to design professionals, as well as contractor’s pollution liability with respect to contractors and subcontractors. Tenant shall also require any such contractor, subcontractor, or design professional to satisfy the same additional coverage terms as required of Tenant under Section 12 below with respect to naming Landlord, Landlord’s Property Manager, and Additional Insureds (as defined in Section 12) and any other applicable party whose name and address shall have been furnished to Tenant each as an additional insured, which have been furnished to Tenant by way of endorsement ISO CG 20 37 together with CG 20 10 or their equivalent, which shall be primary, and any other insurance that may be available to Landlord and any such additional insured will be excess and noncontributory, and waiving all rights of recovery and subrogation. In addition, Tenant shall carry “all risk” Builder’s Risk insurance covering the Alterations, unless otherwise agreed upon in writing by Landlord and Tenant. Tenant shall provide to Landlord prior written notice of its intention to perform any Alteration, together with a certificate of insurance from each contractor evidencing that the insurance required under this Lease is in effect during all construction activities.

(c) Promptly after final completion of Alterations, Tenant shall provide Landlord with a release of liens from all contractors, subcontractors with respect to work costing more than $10,000, and design professionals associated with all Alterations. Tenant shall be solely responsible for the installation and maintenance of its data, telecommunication, and security systems and wiring at the Premises, which shall be done in compliance with all applicable Laws, and Landlord’s rules and regulations. Tenant shall be responsible for all elements of Alterations (including, without limitation, compliance with Laws, and functionality of the design), and Landlord’s approval of any Alteration and the plans therefor shall in no event relieve Tenant of the responsibility for such design, or create responsibility or liability on Landlord’s part for their completeness, design sufficiency, or compliance with Laws. With respect to all improvements and Alterations made after the date hereof, Tenant acknowledges that: (A) Tenant is not, under any circumstance, acting as the agent of Landlord; (B) Landlord did not cause or request such Alterations to be made; (C) Landlord has not ratified such work; and (D) Landlord did not authorize such Alterations within the meaning of applicable State statutes.. Nothing in this Lease or in any consent to the making of Alterations or improvements shall be deemed or construed in any way as constituting a request by Landlord, express or implied, to any contractor, subcontractor, or supplier for the performance of any labor or the furnishing of any materials for the use or benefit of Landlord. Tenant shall not overload any floor or part thereof in the Premises or the Building, including any public corridors or elevators, by bringing in, placing, storing, installing or removing any large or heavy articles, and Landlord may prohibit, or may direct and control the location and size of, safes and all other heavy articles, and may reasonably require, at Tenant’s sole cost and expense, supplementary supports of such material and dimensions as Landlord may deem necessary to properly distribute the weight. Any articles of personal property including business

12

and trade fixtures not attached to, or built into, the Premises, Tenant’s trade machinery and equipment, free-standing cabinet work, and movable partitions, which were installed by Tenant in the Premises as part of the Leasehold Improvements or otherwise shall be and remain the property of Tenant and may be removed by Tenant at any time during the Term as long as Tenant is not in default hereunder (following the lapse of any applicable notice and cure periods) and provided Tenant repairs to Landlord’s reasonable satisfaction any damage to the Premises, the Building and any other part of the Project caused by such removal.

10. ASSIGNMENT AND SUBLETTING.

(a) Except as expressly permitted pursuant to Section 10(c), neither Tenant nor Tenant’s legal representatives or successors-in-interest by operation of law or otherwise, shall sell, assign, transfer, hypothecate, mortgage, encumber, grant concessions or licenses, sublet, or otherwise dispose of all or any interest in this Lease or the Premises, or permit any person or entity other than Tenant to occupy any portion of the Premises (each of the foregoing is a “Transfer” to a “Transferee”), without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. If Landlord fails to respond to a request for consent to a proposed Transfer within 10 business days after Landlord’s receipt of such request and all of the Transfer Information, the request shall be deemed denied. Notwithstanding the foregoing, if Landlord fails to respond within such 10 business-day period, Tenant may thereafter send to Landlord a second written request for approval of the proposed Transfer, which request must set forth in bold and 14-point capitalized type on the first page thereof the following statement: “SECOND AND FINAL REQUEST—LANDLORD HAS 10 BUSINESS DAYS TO RESPOND PURSUANT TO SECTION 10” (“Second Transfer Request”). If Landlord then fails to respond to the Second Transfer Request within 10 business days after receipt thereof (“Second Transfer Request Response Period”), Landlord shall be deemed to have elected to consent to the proposed Transfer, but Landlord shall not be estopped by or deemed to have approved any specific terms of the Transfer (such as, for example, if the assignment document were to release Tenant from any further liability under this Lease or if the sublease provides for a sublease term extending beyond the term of this Lease). Notwithstanding the foregoing, if Landlord notifies Tenant in writing within the Second Transfer Request Response Period that Landlord requires additional time to review the request, then the Second Transfer Request Response Period shall be extended by an additional 5 business days. Any Transfer undertaken without Landlord’s prior written consent (other than pursuant to Section 10(c)) shall, at Landlord’s option exercised by providing written notice to Tenant within ten (10) business days after Landlord has knowledge of such Transfer, be void. For purposes of this Lease, a Transfer shall include, without limitation, any assignment by operation of law, and any merger, consolidation, or asset sale involving Tenant, any direct or indirect transfer of control of Tenant, and any transfer of a majority of the ownership interests in Tenant. Consent by Landlord to any one Transfer shall be held to apply only to the specific Transfer authorized, and shall not be construed as a waiver of the duty of Tenant, or Tenant’s legal representatives or assigns, to obtain from Landlord consent to any other or subsequent Transfers pursuant to the foregoing, or as modifying or limiting the rights of Landlord under the foregoing covenant by Tenant.

(b) Without limiting the bases upon which Landlord may reasonably withhold its consent to a proposed Transfer, it shall not be unreasonable for Landlord to withhold its consent if: (i) the proposed assignee shall have a net worth that is not acceptable to Landlord in Landlord’s reasonable discretion, taking into account the remaining obligations under this Lease and the fact that Tenant is not released; (ii) Tenant is proposing to Transfer to an existing tenant of the Building or the building known as Two Commerce Square if owned by Landlord or Landlord’s affiliate(s), or to another prospect with whom Landlord or Landlord’s affiliate(s) are then actively negotiating in the Building or One Commerce Square, and comparable space is available in such buildings; or (iii) the nature of such Transferee’s proposed business operation would violate the terms of this Lease or of any other lease for the Building (including any exclusivity provisions).

(c) Notwithstanding anything to the contrary in this Lease, Tenant shall have the right without the prior consent of Landlord, but after at least 15 days’ prior written notice to Landlord, to make a Transfer to any Affiliate (as defined below), or an entity into which Tenant merges or that acquires substantially all of the assets or stock of Tenant (“Surviving Entity”) (the Surviving Entity or Affiliate are also referred to as a “Permitted Transferee”); provided: (i) Tenant delivers to Landlord the Transfer Information (as defined below); (ii) the Surviving Entity shall have a tangible net worth at least equal to the net worth of Tenant on the date of this Lease or otherwise reasonably acceptable to Landlord taking into account the fact that the originally named Tenant is not being released; (iii) the originally named Tenant shall not be released or discharged from any liability under this Lease by reason of such Transfer, and the Permitted Transferee shall assume in writing all of the obligations and liabilities of Tenant under

13

this Lease; (iii) the use of the Premises shall not change; and (iv) such Transfer is not being made to circumvent Tenant’s obligations under this Lease. An “Affiliate” means a corporation, limited liability company, partnership, or other registered entity, 50% or more of whose equity interest is owned by the same persons or entities owning 50% or more of Tenant’s equity interests, a subsidiary, or a parent corporation.

(d) If at any time during the Term Tenant desires to complete a Transfer, Tenant shall give written notice to Landlord of such desire together with the Transfer Information.

(e) The “Transfer Information” means the following information: (i) a copy of the proposed form of or fully executed assignment and assumption agreement, or sublease agreement, as applicable (with respect to a Permitted Transfer, such agreement to be delivered to Landlord within 10 business days after the transaction closes and with respect to all other Transfers, such agreement shall be provided in draft form and shall not be executed until Landlord’s consent has been given); (ii) a copy of the then-current financials of the Transferee (either audited or certified by the chief financial officer or other officer of the Transferee); and (iii) such other reasonably requested information by Landlord needed to confirm or determine Tenant’s compliance with the terms and conditions of this Section.

(f) Any sums or other economic consideration received by Tenant as a result of any Transfer (except rental or other payments received that are attributable to the amortization of the cost of leasehold improvements made to the transferred portion of the Premises by Tenant for the Transferee), less Tenant’s reasonable expenses incident to the Transfer, including, without limitation, standard leasing commission) whether denominated rentals under the sublease or otherwise, that exceed, in the aggregate, the total sums which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to that portion of the Premises subject to such Transfer) shall, at Landlord’s option, either be retained by Tenant or divided evenly between Landlord and Tenant, with Landlord’s portion being payable to Landlord as Additional Rent without affecting or reducing any other obligation of Tenant hereunder, provided such difference shall be further reduced by the sum of the following: (i) rental or other payments received that are attributable to the amortization of the cost of leasehold improvements made to the transferred portion of the Premises by Tenant for the Transferee; (ii) reasonable expenses incident to the Transfer, including standard leasing commissions other economic concessions including, without limitation, planning allowance, lease takeover payments, moving expenses and the like paid by Tenant to or on behalf of the Transferee in connection with the Transfer; (iii) reasonable costs incurred by Tenant in advertising the transfer space; and (iv) Tenant’s and Landlord’s reasonable attorneys’ fees paid by Tenant to third parties in connection with the Transfer. Any amounts payable by Tenant to Landlord pursuant to this subsection (f) shall be referred to herein as “Transfer Profits”.

(g) Regardless of Landlord’s consent to a proposed Transfer, no Transfer shall release Tenant from Tenant’s obligations or alter Tenant’s primary liability to fully and timely pay all Rent when due from time to time under this Lease and to fully and timely perform all of Tenant’s other obligations under this Lease, and the originally named Tenant and all assignees shall be jointly and severally liable for all Tenant obligations under this Lease. The acceptance of rental by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. If a Transferee defaults in the performance of any of the terms of this Lease, Landlord may proceed directly against the originally named Tenant without the necessity of exhausting remedies against such Transferee. If there has been a Transfer and an Event of Default occurs, Landlord may collect Rent from the Transferee and apply the net amount collected to the Rent herein reserved; but no such collection shall be deemed a waiver of the provisions of this Section, an acceptance of such Transferee as tenant hereunder or a release of Tenant from further performance of the covenants herein contained.

11. REPAIRS AND MAINTENANCE.

(a) Except with respect to Landlord Repairs (as defined below) and any other obligations of Landlord expressly set forth in this Lease, Tenant, at Tenant’s expense, shall keep and maintain the Premises in good order and condition including promptly making all repairs necessary to keep and maintain such in good order and condition. When used in this Lease, “repairs” shall include repairs and any reasonably necessary replacements. Tenant shall have the option of replacing lights, ballasts, tubes, ceiling tiles, outlets and similar equipment itself or advising Landlord of Tenant’s desire to have Landlord make such repairs, in which case Tenant shall pay to Landlord for such repairs at Landlord’s then-standard rate. To the extent that Tenant requests that Landlord make any other repairs that

14

are Tenant’s obligation to make under this Lease, Landlord may elect to make such repairs on Tenant’s behalf, at Tenant’s expense, and Tenant shall pay to Landlord such expense along with the Administrative Fee. If there is an uncured Event of Default, Landlord may elect to require that Tenant prepay the amount of such repair. All Tenant repairs shall comply with Laws and utilize materials and equipment that are at least equal in quality to those being repaired. In addition, Tenant shall maintain, at Tenant’s expense, Tenant’s Supplemental HVAC, Premises Hot Water Heaters, and/or Alterations in a clean and safe manner and in proper operating condition throughout the Term. “Tenant’s Supplemental HVAC” means any supplemental HVAC system serving only the Premises (regardless of who installed it). “Premises Hot Water Heater” means any hot water heater serving only the Premises (regardless of who installed it), including without limitation expansion tanks and any associated piping. Tenant shall maintain Tenant’s Supplemental HVAC under a service contract with a firm and upon such terms as may be reasonably satisfactory to Landlord, including inspection and maintenance on at least a semiannual basis, and provide Landlord with a copy thereof. Within ten (10) days after Landlord’s request, Tenant shall provide Landlord with evidence that such contract is in place. Further, Tenant shall ensure that all Premises Hot Water Heaters have a working automatic water shut-off device with audible alarm and a leak pan underneath with the drain line run to a suitable floor drain. All repairs to the Building and/or the Project made necessary by reason of the installation, maintenance, and operation of Tenant’s Supplemental HVAC, Premises Hot Water Heaters, and Alterations shall be Tenant’s expense. In the event of an emergency, such as a burst waterline or act of God, Landlord shall have the right to make repairs for which Tenant is responsible hereunder (at Tenant’s cost) without giving Tenant prior notice, but in such case Landlord shall provide notice to Tenant as soon as practicable thereafter, and Landlord shall take commercially reasonable steps to minimize the costs incurred. Further, Landlord shall have the right to make repairs for which Tenant is responsible hereunder (at Tenant’s cost) with prior notice to Tenant if Landlord believes in its sole and absolute discretion that the repairs are necessary to prevent harm or damage to the Building, and Landlord shall take commercially reasonable steps to minimize the costs incurred.

(b) Landlord, at Landlord’s expense (except to the extent such expenses are includable in Project Expenses), shall make all necessary repairs to: (i) the footings and foundations and the structural elements of the Building; (ii) the roof of the Building; (iii) the HVAC, plumbing, elevators (if any), electric, fire protection and fire alert systems within the Building core from the core to the point of connection for service to the Premises, but specifically excluding Tenant’s Supplemental HVAC, Premises Hot Water Heaters, and Alterations; (iv) the Building exterior; and (v) the Common Areas (collectively, “Landlord Repairs”). All Landlord Repairs shall be made in accordance with the standard of a first class office building. Any provision of this Lease to the contrary notwithstanding, any repairs to the Project or any portion thereof made necessary by the willful misconduct of Tenant or any Tenant Agent shall be made at Tenant’s expense, subject to the waivers set forth in Section 12(c). Landlord shall, with respect to Landlord Repairs, use commercially reasonable efforts to minimize the disruption or interference to Tenant’s normal and customary business operations in the Premises.

12. INSURANCE; SUBROGATION RIGHTS.

(a) Tenant shall not violate, or permit the violation of, any condition imposed by any insurance policy then issued in respect of the Project and shall not do, or permit anything to be done, or keep or permit anything to be kept in the Premises, that would subject Landlord to any liability or responsibility for personal injury or death or property damage, increase any insurance rate in respect of the Project over the rate that would otherwise then be in effect, result in insurance companies of good standing refusing to insure the Project in amounts reasonably satisfactory to Landlord, or result in the cancellation of, or the assertion of any defense by the insurer in whole or in part to claims under, any policy of insurance in respect of the Project. If, by reason of any failure of Tenant to comply with this Lease, the premiums on Landlord’s insurance on the Project are higher than they otherwise would be, Tenant shall reimburse Landlord, on demand, for that part of such premiums attributable to such failure on the part of Tenant.

(b) Tenant, at Tenant’s expense, shall obtain and keep in full force and effect at all times as of the Commencement Date (or Tenant’s earlier accessing of the Premises), all of the following insurance policies:

(i) commercial general liability insurance written on an ISO CG 00 01 occurrence policy form or its equivalent, including a Separation of Insureds clause, coverage for contractual liability covering Tenant’s contractual obligations under this Lease as an insured contract, personal injury liability, host liquor liability, premises-operations and hazards thereto, as well as liability arising out of this Lease in respect of the Premises and the conduct or operation of business therein. The minimum limits of coverage shall be no less than $1,000,000 per

15

occurrence and $2,000,000 general aggregate (applying per location) for bodily injury (including death and mental anguish) and property damage, $1,000,000 personal and advertising injury, and $2,000,000 products-completed operations (for which coverage shall be maintained continuously for a minimum period equal to the applicable statute of limitations or statute of repose, whichever is greater) or in such other amounts as Landlord may from time to time require.

(ii) business automobile liability insurance covering liability arising from any auto (including, owned, non-owned, and hired auto, provided such non-owned and hired auto liability may be satisfied by endorsement to the commercial general liability policy) in an amount of no less than $ 1,000,000 combined single limit per accident for bodily injury and property damage.

(iii) workers’ compensation in statutory limits together with employer’s liability insurance in amounts of no less than $1,000,000 each accident, $1,000,000 disease policy limit, and $1,000,000 disease each employee.

(iv) umbrella/excess liability insurance on a follow form basis in amounts of no less than $10,000,000 per occurrence and $10,000,000 annual aggregate (applying per location) in excess of commercial general liability, employer’s liability, and automobile liability insurance policies, concurrent to, and no more restrictive than such underlying insurance policies. Such policy shall be endorsed to provide that this insurance is primary to, and noncontributory with, any other insurance in which Landlord and any Additional Insured is an insured, whether such other insurance is primary, excess, self-insurance, or insurance on any other basis, which must cause the umbrella/excess coverage to be vertically exhausted, whereby such coverage is not subject to any “Other Insurance” provision under Tenant’s umbrella/excess liability policy. The limits of liability may be satisfied by a combination of primary and excess liability insurance.

(v) property insurance written on an ISO CP 10 30-Cause of Loss-Special Form, commonly referred to as the “all risk” policy form, or its equivalent, including, but not limited to, coverage against sprinkler leakage and other damage due to water, fire, windstorm, cyclone, tornado, hail, earthquake, explosion, riot, civil commotion, aircraft, vehicle, smoke damage, vandalism, and malicious mischief insuring all present and future Tenant’s Property leased by or in the care, custody, and control of Tenant and located in the Premises in an amount of no less than the full replacement cost thereof, with an agreed amount endorsement (waiving applicable co-insurance clause). “Tenant’s Property” means Tenant’s trade fixtures, equipment, personal property, signage, and Specialty Alterations (as defined in Section 18(b)). Tenant shall not self-insure. Tenant shall neither have, nor make, any claim against Landlord for any loss or damage to Tenant’s Property, regardless of the cause of the loss or damage, including, without limitation, fire, explosion, falling plaster, steam, gas, air contaminants or emissions, electricity, electrical or electronic emanations or disturbance, water, rain, snow, or leaks from any part the Building or from the pipes, appliances, equipment, or plumbing works or from the roof or from any other place, nor shall Landlord be liable for any loss of or damage to property of Tenant or of others entrusted to employees of Landlord.

(vi) business interruption insurance covering any loss due to the occurrence of any of the hazards required to be insured against by Tenant pursuant to this Lease, in an amount sufficient to cover Tenant’s monetary obligations under this Lease for a period of at least 12 months.

(vii) boiler and machinery, if there is a boiler, supplemental air conditioning unit, or pressure object or similar equipment in the Premises. When applicable, this insurance coverage requirement may be satisfied through the all-risk coverage required in Section 12(b)(v).

(c) All insurance policies required of Tenant under this Lease, including ongoing and products-completed operations coverage but exclusive of workers’ compensation, shall name Landlord, Landlord’s property manager, Brandywine Realty Trust, and any other applicable party whose name and address have been furnished to Tenant, each as an additional insured (collectively, “Additional Insureds”). All such coverages shall be primary and any other insurance that may be available to Landlord and any Additional Insured will be excess and noncontributory. Each Additional Insured shall be afforded coverage as broad as if this Lease had expressly covered the claim against the Additional Insured, and for the greater of the minimum amount called for by this Lease or Tenant’s actual policy limit.

16

(d) Prior to the Commencement Date (or Tenant’s earlier accessing of the Premises), Tenant shall provide Landlord and/or Landlord’s designated agent with certificates that evidence that all insurance coverages required under this Lease are in place for the policy periods. Tenant shall also furnish to Landlord and/or Landlord’s designated agent throughout the Term replacement certificates at least 30 days prior to the expiration dates of the then-current policy or policies or, upon request by Landlord and/or Landlord’s designated agent from time to time, sufficient information to evidence that the insurance required under this Section is in full force and effect. In addition, all such policies shall contain a provision whereby the same cannot be canceled or materially altered without at least 30 days’ prior written notice of such cancellation or material alteration provided to Landlord, which shall be afforded by policy endorsement extending such notice to Landlord. Tenant shall include a waiver of the insurer’s right of subrogation against Landlord and Additional Insureds during the Term in each of Tenant’s liability and workers’ compensation policies. If Tenant fails to provide Landlord and/or Landlord’s designated agent with a requested insurance certificate as required under this Lease within 30 days after receipt of Landlord’s written request therefor, Tenant shall pay to Landlord a fee equal to $25.00 for each day that elapses after such 30-day period until Landlord and/or Landlord’s designated agent receives the requested certificate. In no event will any acceptance of certificates of insurance by Landlord, or failure of Tenant to provide certificates of insurance as required hereunder, be construed as a waiver or limitation of Tenant’s obligations to maintain insurance coverage pursuant to this Section 12. All insurance required under this Lease shall be issued by an insurance company that has been in business for at least 5 years, is authorized to do business in the State, and is rated “A-/X” or greater by A.M. Best’s Insurance Reports or any successor publication of comparable standing. The limits of any such required insurance shall not in any way limit Tenant’s liability under this Lease or otherwise. If Tenant fails to maintain such insurance, Landlord may, but shall not be required to, procure and maintain the same, at Tenant’s expense, which expense shall be reimbursed by Tenant as Additional Rent within 60 days after written demand. The deductible or self-insured retention amount required under any insurance policy maintained by Tenant shall be the sole responsibility of Tenant and not exceed $25,000, unless otherwise approved by Landlord in writing.

(e) When Alterations are in process, Tenant shall carry, or cause, any contractor, subcontractor, and design professional to carry the insurance specified in Section 9. In addition, Tenant shall require its movers and other vendors to procure insurance in like forms and amounts as required herein and deliver to Landlord and/or Landlord’s designated agent a certificate of insurance naming each Additional Insured as an additional insured, which policies shall be primary and any other insurance that may be available to Landlord and any Additional Insured will be excess and noncontributory.

(f) Landlord shall obtain and maintain, or cause to be obtained or maintained, the following insurance during the Term: (i) replacement cost insurance including “all risk” property insurance on the Building, including without limitation leasehold improvements (exclusive of Tenant’s Property); (ii) commercial general liability insurance (including bodily injury and property damage) covering Landlord’s operations at the Project in amounts reasonably required by Landlord or any Mortgagee (as defined in Section 16); and (iii) such other insurance as reasonably required by Landlord or any Mortgagee.

(g) Landlord and Tenant, shall each include in each of its insurance policies (insuring the Building in case of Landlord, and insuring Tenant’s Property in the case of Tenant, against loss, damage, or destruction by fire or other casualty) a waiver of the insurer’s right of subrogation against the other party during the Term, and consent to a waiver of right of recovery pursuant to the terms of this paragraph. Both Landlord and Tenant agree to immediately give each insurance company which has issued to it policies of insurance written notice of the terms of such mutual waivers and to cause such insurance policies to be properly endorsed, if necessary, to prevent the invalidation thereof by reason of such waivers. If such waivers are unobtainable from the insurance carrier or unenforceable, then the party who was assured the waiver of subrogation shall receive from the other party: (i) an express agreement that such policy shall not be invalidated if the assured party waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty; or (ii) any other form of permission for the release of the other party. Notwithstanding anything to the contrary in this Lease: (I) each party hereby waives, releases, and agrees not to make any claim against or seek to recover from, the other party with respect to any claim (including a claim for negligence) that such party might otherwise have against the other party for loss, damage, or destruction with respect to its property occurring during the Term to the extent to which such party is, or is required to be, insured under a policy or policies containing a waiver of subrogation or permission to release liability; and (II) all waivers of subrogation and rights of recovery required hereunder shall also apply to each of the waiving party’s insurance policies’ deductible(s)/self-insured retention(s). Nothing contained in this Section 12(g) shall be deemed to relieve either party of any duty imposed elsewhere in this Lease to repair, restore, or rebuild, or nullify any abatement of rents provided for elsewhere in this Lease.

17

13. INDEMNIFICATION.

(a) Except to the extent the release of liability and waiver of subrogation provided in Section 12 above applies, Tenant shall defend, indemnify, and hold harmless Landlord, Landlord’s property manager, Brandywine Realty Trust, and each of Landlord’s directors, officers, members, partners, trustees, employees, and agents (collectively, “Landlord Indemnitees”) from and against any and all third-party claims, actions, damages, liabilities, and expenses (including all reasonable costs and expenses (including reasonable attorneys’ fees)) to the extent arising out of or from or related to: (i) any breach or default of any of Tenant’s obligations under this Lease, except in any such case to the extent arising from the negligent or willful act or omission of one or more Landlord Indemnitee; (ii) any negligence or willful act or omission of Tenant, any Tenant Indemnitees (as defined below), or any Tenant Agent; and (iii) except in any such case to the extent arising from the negligent or willful act or omission of one or more Landlord Indemnitee, any acts or omissions occurring at, or the condition, use, or operation of, the Premises. If Tenant fails to promptly defend a Landlord Indemnitee following written demand by the Landlord Indemnitee, the Landlord Indemnitee shall defend the same at Tenant’s expense, by retaining or employing counsel reasonably satisfactory to such Landlord Indemnitee.

(b) Except to the extent the release of liability and waiver of subrogation provided in Section 12 above applies, Landlord shall defend, indemnify, and hold harmless Tenant and each of Tenant’s directors, officers, members, partners, trustees, employees, and agents (collectively, “Tenant Indemnitees”) from and against any and all third-party claims, actions, damages, liabilities, and expenses (including all reasonable costs and expenses (including reasonable attorneys’ fees)) to the extent arising out of or from or related to: (i) any breach or default of any of Landlord’s obligations under this Lease, except in any such case to the extent arising from the negligent or willful act or omission of one or more Tenant Indemnitee; and (ii) any negligence or willful misconduct of Landlord, Landlord Indemnitees or Landlord’s agents, employees, or contractors. If Landlord fails to promptly defend a Tenant Indemnitee following written demand by the Tenant Indemnitee, the Tenant Indemnitee shall defend the same at Landlord’s expense, by retaining or employing counsel reasonably satisfactory to such Tenant Indemnitee.

(c) Landlord’s and Tenant’s obligations under this Section shall not be limited by the amount or types of insurance maintained or required to be maintained under this Lease. The provisions of this Section shall survive the Expiration Date.

14. CASUALTY DAMAGE. If there occurs any casualty to the Project and: (i) insurance proceeds are unavailable to Landlord or are insufficient to restore the Project to substantially its pre-casualty condition; or (ii) more than 30% of the total area of the Building is damaged, Landlord shall have the right to terminate this Lease and all the unaccrued obligations of the parties hereto, by sending written notice of such termination to Tenant within 60 days after such casualty. Such notice shall specify a termination date not fewer than 30 nor more than 90 days after such notice is given to Tenant. If there occurs any casualty to the Premises, within twenty (20) days thereafter, Landlord shall notify the Tenant in writing of Landlord’s reasonable estimated timeframe for the completion of the restoration. If there occurs any casualty to the Premises and: (a) in Landlord’s reasonable judgment, the repair and restoration work would require more than 180 consecutive days to complete after the casualty (assuming normal work crews not engaged in overtime); or (b) the casualty occurs during the last 12 months of the Term and will take more than 60 days to repair, Landlord and Tenant shall each have the right to terminate this Lease and all the unaccrued obligations of the parties hereto, by sending written notice of such termination to the other party within 60 days after the date of such casualty. Such notice shall specify a termination date not fewer than 30 nor more than 90 days after such notice is given to the other party, but in no event shall the termination date be after the last day of the Term. If this Lease is not terminated pursuant to this paragraph and Landlord fails to complete the repair or restoration work within 60 days after Landlord’s estimated date for completion of the repair and restoration work (subject to a day for day extension for each day of Tenant Delay and Force Majeure Events), then Tenant shall have the right to terminate this Lease by sending at least 30 days’ prior written notice to Landlord within 30 days after such estimated date of completion, provided this Lease shall remain in full force and effect and Tenant shall no longer have the right to terminate this Lease if Landlord delivers possession of the Premises to Tenant within 30 days after Landlord’s receipt of Tenant’s termination notice. If there occurs any casualty to the Premises and neither party terminates this Lease, then Landlord shall use commercially reasonable efforts to cause the damage to be repaired (exclusive of Tenant’s Property) to a

18

condition as nearly as practicable to that existing prior to the damage, with commercially reasonable speed and diligence, subject to delays that may arise by reason of adjustment of the loss under insurance policies, Laws, and Force Majeure Events. Landlord shall not be liable for any inconvenience or annoyance to Tenant or Tenant Indemnitees, injury to Tenant’s business, or pain and suffering resulting in any way from such damage or the repair thereof. Notwithstanding the foregoing, Tenant’s obligation to pay Fixed Rent and Additional Rent shall be equitably adjusted or abated during the period (if any) during which Tenant is not reasonably able to use the Premises or an applicable portion thereof as a result of such casualty. Tenant shall have no right to terminate this Lease as a result of any damage or destruction of the Premises, except as expressly provided in this Section. The provisions of this Lease, including this Section, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, and any Law with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises.

15. CONDEMNATION. If a taking renders the Premises reasonably unsuitable for the Permitted Use or prevents reasonable access to the Premises, this Lease shall, at either party’s option exercised by written notice to the other within 30 days after such taking, terminate as of the date title to condemned real estate vests in the condemner, the Rent herein reserved shall be apportioned and paid in full by Tenant to Landlord to such date of taking, all Rent prepaid for period beyond that date shall forthwith be repaid by Landlord to Tenant, and neither party shall thereafter have any liability for any unaccrued obligations hereunder; provided, however, a condition to the exercise by Tenant of such right to terminate shall be that the portion of the Premises taken shall be of such extent and nature as materially to handicap, impede, or impair Tenant’s use of the balance of the Premises for its normal business operations. If this Lease is not terminated after a condemnation, then notwithstanding anything to the contrary in this Lease, Fixed Rent and Additional Rent shall be equitably reduced in proportion to the area of the Premises that has been taken for the balance of the Term. Tenant shall have the right to make a claim against the condemner for moving expenses and business dislocation damages to the extent that such claim does not reduce the sums otherwise payable by the condemner to Landlord.

16. SUBORDINATION; ESTOPPEL CERTIFICATE.

(a) Provided Tenant’s right of possession of the Premises shall not be disturbed during the Term by the Mortgagee so long as there is no then-existing Event of Default, this Lease shall be subordinate at all times to the lien of any mortgages and deeds of trust now or hereafter placed upon the Premises, Building, and/or Project and land of which they are a part (a “Mortgage”) without the necessity of any further instrument or act on the part of Tenant to effectuate such subordination and non-disturbance. Tenant further agrees to execute and deliver within 20 days after request such further instrument in form reasonably approved by Tenant evidencing such subordination and attornment as shall be reasonably required by any Mortgagee. Landlord shall use commercially reasonable efforts to obtain a subordination, non-disturbance, and attornment agreement from the current and any future Mortgagee on such Mortgagee’s then-current commercially reasonable form with reasonable modifications by Tenant upon Tenant’s written request and at Tenant’s cost. If Landlord shall be or is alleged to be in default of any of its obligations owing to Tenant under this Lease, Tenant shall give to the holder (the “Mortgagee”) of any mortgage or deed of trust now or hereafter placed upon the Premises, Building, and/or Project whose name and address has been furnished to Tenant, notice by overnight mail of any such default that Tenant shall have served upon Landlord. Tenant shall not be entitled to exercise any right or remedy as there may be because of any default by Landlord without having given such notice to the Mortgagee. The Mortgagee shall have thirty (30) days from receipt of Tenant’s notice within which to cure such default or such longer period as may be reasonably necessary to complete the cure provided Mortgagee is proceeding diligently to cure such default. Notwithstanding the foregoing, any Mortgagee may at any time subordinate its mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution and delivery, and in that event the Mortgagee shall have the same rights with respect to this Lease as though it had been executed prior to the execution and delivery of the Mortgage.

(b) Tenant shall attorn to any foreclosing mortgagee, purchaser at a foreclosure sale or by power of sale, or purchaser by deed in lieu of foreclosure. If the holder of a superior mortgage shall succeed to the rights of Landlord, then at the request of such party so succeeding to Landlord’s rights (herein sometimes called successor landlord) and upon such successor landlord’s written agreement to accept Tenant’s attornment, Tenant shall

19

attorn to and recognize such successor landlord as Tenant’s landlord under this Lease and shall promptly, without payment to Tenant of any consideration therefor, execute and deliver any instrument that such successor landlord may reasonably request, with reasonable modifications by Tenant, to evidence such attornment. Upon such attornment, this Lease shall continue in full force and effect as, or as if it were, a direct lease between the successor landlord and Tenant upon all of the terms, conditions, and covenants as are set forth in this Lease and shall be applicable after such attornment, except that the successor landlord shall not be bound by any modification of this Lease not approved by the mortgagee which materially increases Landlord’s obligations or materially decreases Tenant’s obligations under this Lease, or by any previous prepayment of more than one month’s rent, unless such modification or prepayment shall have been expressly approved in writing by the holder of the superior mortgage through or by reason of which the successor landlord shall have succeeded to the rights of Landlord. With respect to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to any Mortgagee, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the Mortgagee, shall never be deemed an assumption by such Mortgagee of any of the obligations of Landlord hereunder, unless such Mortgagee shall, by written notice sent to Tenant, specifically elect, or unless such Mortgagee shall foreclose the Mortgage and take possession of the Premises. Tenant, upon receipt of written notice from a Mortgagee that such Mortgagee is entitled to collect Rent hereunder may in good faith remit such Rent to Mortgagee without incurring liability to Landlord for the nonpayment of such Rent. The provisions for attornment set forth in this Section 16(b) shall be self-operative and shall not require the execution of any further instrument. However, if Landlord reasonably requests a further instrument confirming such attornment, Tenant shall execute and deliver such instrument, with reasonable modifications by Tenant, within 30 days after receipt of such request.

(c) Tenant shall at any time and from time to time (but not more often than once per 6-month period), within 10 business days after receipt of Landlord’s written request, execute and deliver to Landlord a commercially reasonable estoppel certificate, with reasonable modifications by Tenant, certifying all reasonably requested information pertaining to this Lease.

17. DEFAULT AND REMEDIES.

(a) An “Event of Default” shall be deemed to exist and Tenant shall be in default hereunder if: (i) Tenant fails to pay any Rent when due and such failure continues for more than 5 business days after Landlord has given Tenant written notice of such failure (such notice being in lieu of, and not in addition to, any applicable statutory notice); provided, however, in no event shall Landlord have any obligation to give Tenant more than two (2) such notices in any 12-month period, after which .there shall be an Event of Default if Tenant fails to pay any Rent when due during such 12-month period, regardless of Tenant’s receipt of notice of such nonpayment, and, provided further, there shall be an automatic Event of Default if Tenant fails to pay any Rent when due and the automatic stay of bankruptcy precludes issuance of a default notice; (ii) Tenant receives written notice from Landlord of a mechanic’s or materialmen’s lien that has been filed in connection with work performed by or on behalf of Tenant (exclusive of the Leasehold Improvements) which Tenant fails to bond over or otherwise cause to be removed of record within 15 days, and then Landlord sends a second notice of the lien and Tenant fails to bond over or otherwise cause to be removed of record such lien within 10 days after Landlord’s second notice; (iii) there is any assignment or subletting (regardless of whether the same might be void under this Lease) in violation of the terms of this Lease and Tenant fails to undo or void such Transfer within ten (10) business days after written notice from Landlord; (iv) Tenant fails to deliver any Landlord-requested estoppel certificate or subordination agreement within 10 business days after receipt of notice that such document was not received within the time period required under this Lease, provided (A) such notice states in bold that Tenant’s failure to respond within ten (10) business days shall be an Event of Default and (B) it shall not be an Event of Default if Tenant’s failure to deliver such document is a result of Tenant’s good faith negotiation of the form of such document; (v) there is a filing of a voluntary petition for relief by Tenant or any guarantor, or the filing of a petition against Tenant or any guarantor in a proceeding under the federal bankruptcy or other insolvency laws that is not withdrawn or dismissed within 90 days thereafter, or Tenant’s rejection of this Lease after such a filing, or, under the provisions of any law providing for reorganization or winding up of corporations, the assumption by any court of competent jurisdiction of jurisdiction, custody, or control of Tenant or any substantial part of its property, or of any guarantor, where such jurisdiction, custody, or control remains in force, unrelinquished, unstayed, or unterminated for a period of 90 days, or the commencement of steps or proceedings toward the dissolution, winding up, or other termination of the existence of Tenant, or toward the liquidation of either of their respective assets, or the evidence of the inability of Tenant or any guarantor to pay its debts as they come due, including without limitation an admission in writing of its inability to pay its debts when due, or any judgment docketed against

20

any guarantor which is not paid, bonded, or otherwise discharged within 45 days; or (vi) Tenant fails to observe or perform any of Tenant’s other agreements or obligations under this Lease and such failure continues for more than 30 days after Landlord gives Tenant written notice of such failure (not to exceed an additional 150 days), or the expiration of such additional time period as is reasonably necessary to cure such failure, provided Tenant promptly commences and thereafter proceeds with all due diligence and in good faith to cure such failure.

(b) Upon the occurrence of an Event of Default, Landlord, in addition to the other rights or remedies it may have under this Lease, at law, or in equity, and without prejudice to any of the same, shall have the option, without any notice to Tenant and with or without judicial process, to pursue any one or more of the following remedies:

(i) Landlord shall have the right to terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and Tenant shall pay Landlord upon demand for the direct losses and damages that Landlord suffers or incurs by reason of such termination which shall equal damages in an amount equal to the total of: (A) the costs of repossessing the Premises and all other expenses reasonably incurred by Landlord in connection with Tenant’s default, plus the Administrative Fee; (B) the unpaid Rent earned as of the date of termination; and (C) all Rent for the period that would otherwise have constituted the remainder of the Term less the fair market rental of the Premises for such period (as reasonably determined as of the time of such termination by a third party engaged by Landlord) discounted to present value at a rate of 2% per annum. The “Administrative Fee” means 5% of the costs incurred by Landlord in curing Tenant’s default or performing Tenant’s obligations hereunder.

(ii) Landlord shall have the right to terminate Tenant’s right of possession (but not this Lease) and may repossess the Premises in accordance with applicable Law, without demand or notice of any kind to Tenant and without terminating this Lease. If Tenant receives written notice of a termination of its right to possession, such notice will serve as both a notice to vacate, notice to pay or quit, and a demand for possession of, the Premises, and Landlord may immediately thereafter initiate a forcible detainer action without any further demand or notice of any kind to Tenant.

(iii) Landlord shall have the right to enter and take possession of all or any portion of the Premises in accordance with applicable law without electing to terminate this Lease, in which case Landlord shall have the right to relet all, or any portion of the Premises on such terms as Landlord deems advisable, and such amounts collected by Landlord for such reletting shall offset any damages payable by Tenant hereunder. Landlord will not be required to incur any expenses to relet all or any portion of the Premises, although Landlord may at its option incur customary leasing commissions or other costs for the account of Tenant as Landlord shall deem necessary or appropriate to relet. In no event will the failure of Landlord to relet all or any portion of the Premises reduce Tenant’s liability for Rent or damages.

(iv) Landlord shall have the right to enter the Premises without terminating this Lease and without being liable for prosecution or any claim for damages therefor and maintain the Premises and repair or replace any damage thereto or do anything for which Tenant is responsible hereunder. Tenant shall reimburse Landlord immediately upon demand for any out-of-pocket costs which Landlord incurs in thus effecting Tenant’s compliance under this Lease, and Landlord shall not be liable to Tenant for any damages with respect thereto.

(v) Landlord shall have the right to continue this Lease in full force and effect, whether or not Tenant shall have abandoned the Premises. If Landlord elects to continue this Lease in full force and effect pursuant to this Section, then Landlord shall be entitled to enforce all of its rights and remedies under this Lease, including the right to recover Rent as it becomes due. Landlord’s election not to terminate this Lease pursuant to this Section or pursuant to any other provision of this Lease, at law or in equity, shall not preclude Landlord from showing the Premises to potential tenants, subsequently electing to terminate this Lease, or pursuing any of its other remedies.

(c) Upon the occurrence of an Event of Default, Tenant shall be liable to Landlord for, and Landlord shall be entitled to recover: (i) all Rent accrued and unpaid; (ii) all reasonable costs and expenses incurred by Landlord in recovering possession of the Premises, including reasonable legal fees, and removal and storage of Tenant’s property; (iii) the costs and expenses of restoring the Premises to the condition in which the same were to have been surrendered by Tenant as of the Expiration Date; (iv) the costs of reletting commissions; (v) all legal fees and court costs incurred by Landlord in connection with the Event of Default; and (vi) the unamortized portion (as reasonably determined by Landlord) of brokerage commissions and consulting fees incurred by Landlord, and tenant concessions including free rent given by Landlord, in connection with this Lease.

21

(d) Any amount payable by Tenant under this Lease that is not paid when due shall bear interest at the rate of 1% per month until paid by Tenant to Landlord.

(e) Neither any delay or forbearance by Landlord in exercising any right or remedy hereunder nor Landlord’s undertaking or performing any act that Landlord is not expressly required to undertake under this Lease shall be construed to be a waiver of Landlord’s rights or to represent any agreement by Landlord to thereafter undertake or perform such act. Landlord’s waiver of any breach by Tenant of any covenant or condition herein contained (which waiver shall be effective only if so expressed in writing by Landlord) or Landlord’s failure to exercise any right or remedy in respect of any such breach shall not constitute a waiver or relinquishment for the future of Landlord’s right to have any such covenant or condition duly performed or observed by Tenant, or of Landlord’s rights arising because of any subsequent breach of any such covenant or condition, nor bar any right or remedy of Landlord in respect of such breach or any subsequent breach.

(f) If there is a default by Tenant in the performance of any covenant, agreement, term, provision or condition contained in this Lease which results in an emergency situation, or there is an Event of Default, then in either case, Landlord, in addition to any other rights and remedies it has under this Lease and without thereby waiving such default, may perform the same for the account of and at the expense of Tenant (but shall not be obligated to do so), without notice in a case of emergency and in any other case if such default continues after 5 days from the date that Landlord gives written notice to Tenant of its intention to do so. Landlord may invoice Tenant for all amounts paid by Landlord and all losses, costs, and expenses incurred by Landlord in connection with any such performance by Landlord pursuant to this paragraph, plus the Administrative Fee, including, without limitation, all amounts paid and costs and expenses incurred by Landlord for any property, material, labor, or services provided, furnished, or rendered, or caused to be provided, furnished, or rendered, by Landlord to Tenant (together with interest at the rate of 1% per month from the date Landlord pays the amount or incurs the loss, cost, or expense until the date of full repayment by Tenant) monthly or immediately, at Landlord’s option, and shall be due and payable by Tenant to Landlord as Additional Rent within 60 days after Tenant receives the invoice. Any reservation of a right by Landlord to enter upon the Premises and to make or perform any repairs, alterations, or other work in, to, or about the Premises, which, in the first instance, is Tenant’s obligation pursuant to this Lease, shall not be deemed to impose any obligation on Landlord to do so, render Landlord liable to Tenant or any third party for the failure to do so, or relieve Tenant from any obligation to indemnify Landlord as otherwise provided elsewhere in this Lease.

(g) The rights granted to Landlord in this Section shall be cumulative of every other right or remedy provided in this Lease or which Landlord may otherwise have at law or in equity or by statute, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies or constitute a forfeiture or waiver of Rent or damages accruing to Landlord by reason of any Event of Default under this Lease. Landlord shall have all rights and remedies now or hereafter existing at law or in equity with respect to the enforcement of Tenant’s obligations hereunder and the recovery of the Premises. No right or remedy herein conferred upon or reserved to Landlord shall be exclusive of any other right or remedy, but shall be cumulative and in addition to all other rights and remedies given hereunder or now or hereafter existing at law or in equity. Landlord shall be entitled to injunctive relief in case of the violation, or attempted or threatened violation, of any covenant, agreement, condition or provision of this Lease, or to a decree compelling performance of any covenant, agreement, condition or provision of this Lease.

(h) No payment by Tenant or receipt by Landlord of a lesser amount than any payment of Fixed Rent or Additional Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or Additional Rent due and payable hereunder, nor shall any endorsement or statement or any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other right or remedy provided for in this Lease, at law or in equity, and acceptance of such partial payment shall be deemed subject to Landlord’s reservation of all rights.

(i) Tenant further waives the right to any notices to quit as may be specified in the Landlord and TenantAct of Pennsylvania, Act of April 6, 1951, as amended, or any similar or successor provision of law, and agrees that 5 days’ notice shall be sufficient in any case where a longer period may be statutorily specified.

22

(j) In addition to, and not in lieu of any of the foregoing rights granted to Landlord:

(1) WHEN THIS LEASE OR TENANT’S RIGHT OF POSSESSION SHALL BE TERMINATED BY COVENANT OR CONDITION BROKEN, OR FOR ANY OTHER REASON, EITHER DURING THE TERM OF THIS LEASE OR ANY RENEWAL OR EXTENSION THEREOF, AND ALSO WHEN AND AS SOON AS THE TERM HEREBY CREATED OR ANY EXTENSION THEREOF SHALL HAVE EXPIRED, IT SHALL BE LAWFUL FOR ANY ATTORNEY AS ATTORNEY FOR TENANT TO FILE AN AGREEMENT FOR ENTERING IN ANY COMPETENT COURT AN ACTION TO CONFESS JUDGMENT IN EJECTMENT AGAINST TENANT AND ALL PERSONS CLAIMING UNDER TENANT, WHEREUPON, IF LANDLORD SO DESIRES, A WRIT OF EXECUTION OR OF POSSESSION MAY ISSUE FORTHWITH, WITHOUT ANY PRIOR WRIT OF PROCEEDINGS, WHATSOEVER, AND PROVIDED IF FOR ANY REASON AFTER SUCH ACTION SHALL HAVE BEEN COMMENCED THE SAME SHALL BE DETERMINED AND THE POSSESSION OF THE PREMISES HEREBY DEMISED REMAIN IN OR BE RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT UPON ANY SUBSEQUENT DEFAULT OR DEFAULTS, OR UPON THE TERMINATION OF THIS LEASE AS HEREINBEFORE SET FORTH, TO BRING ONE OR MORE ACTION OR ACTIONS AS HEREINBEFORE SET FORTH TO RECOVER POSSESSION OF THE SAID PREMISES.

(2) In any action to confess judgment in ejectment, Landlord shall first cause to be filed in such action an affidavit made by it or someone acting for it setting forth the facts necessary to authorize the entry of judgment, of which facts such affidavit shall be conclusive evidence, and if a true copy of this Lease (and of the truth of the copy such affidavit shall be sufficient evidence) be filed in such action, it shall not be necessary to file the original as a warrant of attorney, any rule of Court, custom or practice to the contrary notwithstanding. Tenant represents to Landlord that it has a gross income of at least $10,000.

TENANT WAIVER. TENANT SPECIFICALLY ACKNOWLEDGES THAT TENANT HAS VOLUNTARILY, KNOWINGLY, AND INTELLIGENTLY WAIVED CERTAIN DUE PROCESS RIGHTS TO A PREJUDGMENT HEARING BY AGREEING TO THE TERMS OF THE FOREGOING PARAGRAPHS REGARDING CONFESSION OF JUDGMENT. TENANT FURTHER SPECIFICALLY AGREES THAT IN THE EVENT OF DEFAULT, LANDLORD MAY PURSUE MULTIPLE REMEDIES INCLUDING OBTAINING POSSESSION PURSUANT TO A JUDGMENT BY CONFESSION AND ALSO OBTAINING A MONEY JUDGMENT FOR PAST DUE AND ACCELERATED AMOUNTS AND EXECUTING UPON SUCH JUDGMENT. IN SUCH EVENT AND SUBJECT TO THE TERMS SET FORTH HEREIN, LANDLORD SHALL PROVIDE FULL CREDIT TO TENANT FOR ANY MONTHLY CONSIDERATION WHICH LANDLORD RECEIVES FOR THE LEASED PREMISES IN MITIGATION OF ANY OBLIGATION OF TENANT TO LANDLORD FOR THAT MONEY. FURTHERMORE, TENANT SPECIFICALLY WAIVES ANY CLAIM AGAINST LANDLORD AND LANDLORD’S COUNSEL FOR VIOLATION OF TENANT’S CONSTITUTIONAL RIGHTS IN THE EVENT THAT JUDGMENT IS CONFESSED PURSUANT TO THIS LEASE.

TENANT: PREIT ASSOCIATES, L.P.

By: Preit Services, LLC, its managing agent

By:	/s/ Lisa M. Most
Name:	Lisa M. Most
Title:	Senior Vice President, General Counsel & Secretary
Date:	11/29/18

(k) If Landlord defaults in the performance of any of its maintenance or repair obligations under this Lease, Tenant may send to Landlord written notice thereof, which notice must identify with reasonable specificity the default and Tenant’s remedies under this paragraph (“Reminder Notice”). If Landlord fails to either: (i) dispute the existence of such default within 5 business days; or (ii) cure such default within Landlord’s Cure Period,

23

then a “Landlord Failure” is deemed to exist and Tenant will have all rights and remedies available at law or in equity for a landlord default “Landlord’s Cure Period” means 30 days after Landlord’s receipt of a Reminder Notice, provided if cure cannot be reasonably effected by Landlord within such 30-day period, Landlord’s Cure Period includes such additional time as may be reasonably necessary for Landlord to cure, provided Landlord commences to cure within such 30-day period and diligently prosecutes such cure to completion. If a Landlord Failure results in an imminent, material threat to persons or Tenant’s property at the Premises, the Reminder Notice must so state and if Landlord fails to cure such Landlord Failure, then Tenant may, subject to the terms of this paragraph, perform such cure with respect to the Premises. Except to the extent specifically set forth otherwise in this paragraph, in no event shall Tenant have the right to terminate or cancel this Lease, withhold or abate rent, or setoff any claim for damages against Rent as a result of any default or breach by Landlord of its covenants or obligations or any representations, warranties, or promises hereunder. In effecting such cure, Tenant shall not take or permit to be taken any action or omission that could jeopardize the effectiveness of the roof, HVAC, or other warranties for the Building, or otherwise affect any Building system. All actions taken by Tenant to cure a Landlord Failure pursuant to this paragraph must be in accordance with all Laws. Tenant may use only contractors who are duly licensed in the State, perform such work in comparable buildings in the normal course of their business, charge rates that are reasonable and competitive, and are reasonably approved by Landlord. Upon commencing such work, Tenant’s contractors must complete the cure within a reasonable period of time, and in a good and workmanlike manner. Prior to commencing any such work, Tenant must cause its contractors and subcontractors to provide to Landlord certificates evidencing adequate insurance coverage naming Landlord and any other associated or affiliated entity as addition insureds. Tenant shall indemnify, defend, protect, and hold harmless Landlord from and against any and all loss, cost, damage, or liability incurred by Landlord arising out of or from or related to Tenant’s performance of any such cure, including, without limitation, claims made by other occupants of the Building that Tenant’s performance of such work interfered with their occupancy of space in the Building. Upon Tenant’s cure of the Landlord Failure, Landlord shall reimburse Tenant for Tenant’s reasonable, out-of-pocket, third-party costs incurred in curing the Landlord Failure within 30 days after Landlord’s receipt of an Invoice for such costs (with such back-up documentation as Landlord might reasonably request). An “Invoice” means a detailed notice of the work completed and the materials used, all reasonably requested lien waivers, together with a schedule of all costs expended by Tenant in performing such work. An “Objection” means a written objection by Landlord to the payment of such Invoice setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to this Lease or that the charges set forth on the Invoice(s) are excessive or otherwise not complete. If Landlord delivers an Objection to Tenant and if such parties are not able to resolve any dispute regarding Tenant’s Invoice or Landlord’s Objection within 30 days after Tenant receives such Objection, then Tenant may pay amounts due to Landlord under this Lease into an escrow account until such Invoice and any Objection thereto are satisfactorily resolved by the parties or by a court of competent jurisdiction.

(l) If there is an Event of Default, Landlord shall use commercially reasonable efforts to mitigate its damages. However, Landlord shall not be required to give any special preference or priority to reletting the Premises over other vacant space in the Building, Landlord shall be deemed to have used commercially reasonable efforts if it uses the same efforts in marketing the Premises as used in marketing other vacant space at the Building. Any damages to which Landlord is entitled pursuant to this Section 17 shall be reduced by any Transfer Profit paid by Tenant to Landlord.

18. SURRENDER: HOLDOVER.

(a) By no later than the Expiration Date or earlier termination of Tenant’s right to possession of the Premises (such earlier date, the “Surrender Date”). Tenant shall vacate and surrender the Premises to Landlord in good order and condition, free of all Transferees, vacant, broom clean, and in conformity with the applicable provisions of this Lease, including without limitation Sections 9 and 11. Tenant shall have no right to hold over beyond the Surrender Date, and if Tenant does not vacate as required such failure shall be deemed an Event of Default and Tenant’s occupancy shall not be construed to effect or constitute anything other than a tenancy at sufferance. During any period of occupancy beyond the Surrender Date, the amount of Fixed Rent owed by Tenant to Landlord will be the Holdover Percentage of the Fixed Rent for the month immediately prior to the Expiration Date, without prorating for any partial month of holdover in excess of five (5) days, and except that any provisions in this Lease that limit the amount or defer the payment of Additional Rent are null and void (and Tenant shall remain liable for 100% of all Additional Rent). The “Holdover Percentage” equals: (i) 150% for the first two (2) months of holdover; and (ii) 200% for any period of holdover beyond two (2) months. The acceptance of Rent by Landlord or the failure or delay of

24

Landlord in notifying or evicting Tenant following the Surrender Date shall not create any tenancy rights in Tenant and any such payments by Tenant may be applied by Landlord against its costs and expenses, including reasonable attorneys’ fees, incurred by Landlord as a result of such holdover. The provisions of this Section shall not constitute a waiver by Landlord of any right of reentry as set forth in this Lease; nor shall receipt of any Rent or any other act in apparent affirmance of the tenancy operate as a waiver of Landlord’s right to terminate this Lease for a breach of any of the terms, covenants, or obligations herein on Tenant’s part to be performed. No option to extend this Lease shall have been deemed to have occurred by Tenant’s holdover, and any and all options to extend this Lease or expand the Premises shall be deemed terminated and of no further effect as of the first date that Tenant holds over. In addition, if Tenant fails to vacate and surrender the Premises as herein required by the Surrender Date, Tenant shall indemnify, defend, and hold harmless Landlord from and against any and all costs, losses, expenses, or liabilities incurred, as a result of or related to such failure, including without limitation, claims made by any succeeding tenant and real estate brokers’ claims and reasonable attorneys’ fees; provided, however, Tenant’s indemnification obligation under this sentence shall not include indirect or consequential damages unless and until Tenant holds over for 60 or more days. Tenant’s obligation to pay Rent and to perform all other Lease obligations for the period up to and including the Surrender Date, and the provisions of this Section, shall survive the Expiration Date. In no way shall the remedies to Landlord set forth above be construed to constitute liquidated damages for Landlord’s losses resulting from Tenant’s holdover.

(b) Prior to the Surrender Date, Tenant, at Tenant’s expense, shall remove from the Premises Tenant’s Property (but excluding communication equipment system, wiring, and cabling), and restore in a good and workmanlike manner any damage to the Premises and/or the Building caused by such removal or replace the damaged component of the Premises and/or the Building if such component cannot be restored as aforesaid as reasonably determined by Landlord. Notwithstanding the foregoing, Tenant shall not be required to remove a Specialty Alteration if at the time Tenant requests Landlord’s consent to such Specialty Alteration, Tenant provides Landlord with written notification that Tenant desires to not be required to remove such Specialty Alteration and Landlord consents in writing to Tenant’s non-removal request. A “Specialty Alteration” means an Alteration that: (i) Landlord required to be removed in connection with Landlord’s consent to making such Alteration; or (ii) is not Building standard, including without limitation kitchens (other than a pantry installed for the use of Tenant’s employees only), executive restrooms, computer room installations, supplemental HVAC equipment and components, safes, vaults, libraries or file rooms requiring reinforcement of floors, internal staircases, slab penetrations, non-Building standard life safety systems, security systems, specialty door locksets (such as cipher locks) or lighting, and any demising improvements done by or on behalf of Tenant after the Commencement Date. For the avoidance of doubt, Tenant shall not be required to remove the internal staircase which is being constructed as part of the Leasehold Improvements unless Tenant downsizes pursuant to Section 29 or otherwise, nor any Alterations other than Specialty Alterations (if required by this Section 18(b)). If Tenant fails to remove any of Tenant’s Property as and when required herein, the same shall be deemed abandoned and Landlord, at Tenant’s expense, may remove and dispose of same and repair and restore any damage caused thereby, or, at Landlord’s election, such Tenant’s Property shall become Landlord’s property.

19. RULES AND REGULATIONS. Tenant covenants that Tenant and Tenant Agents shall comply with the rules and regulations set forth on Exhibit E attached hereto. Landlord shall have the right to rescind and/or augment any of the rules and regulations and to make such other and further written rules and regulations as in the reasonable judgment of Landlord shall from time to time be needed for the safety, protection, care, and cleanliness of the Project, the operation thereof, the preservation of good order therein, and the protection and comfort of its tenants, their agents, employees, and invitees, so long as any rescinding or augmentation of the rules and regulations does not materially increase Tenant’s obligations or materially decrease Tenant’s rights under this Lease, or materially and adversely change the character of the Building or the Project, which when delivered to Tenant shall be binding upon Tenant in a like manner as if originally prescribed. In the event of an inconsistency between the rules and regulations and this Lease, the provisions of this Lease shall control. Landlord shall not have any liability to Tenant for any failure of any other tenants to comply with any of the rules and regulations. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to apply the rules and regulations to, and enforce the rules and regulations against, all tenants of the Building in a nondiscriminatory manner, subject to the terms of applicable leases.

25

20. GOVERNMENTAL REGULATIONS.

(a) Landlord represents to Tenant that, as of the date of this Lease, to Landlord’s actual knowledge without independent investigation: (i) the Premises are, and as of the Commencement Date the Premises will be, in material compliance with all Laws; and (ii) there are no hazardous substances on the Premises in violation of environmental Laws, nor will there be as of the Commencement Date. Tenant shall not use, generate, manufacture, refine, transport, treat, store, handle, dispose, bring, or otherwise cause to be brought or permit any Tenant Agent to bring, in, on, or about any part of the Project, any hazardous waste, solid waste, hazardous substance, toxic substance, petroleum product or derivative, asbestos, polychlorinated biphenyl, hazardous material, pollutant, contaminant, or similar material or substance as defined by the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., as the same may from time to time be amended, and the regulations promulgated pursuant thereto (CERCLA), or now or hereafter defined or regulated as such by any other Law (“Hazardous Material”). Notwithstanding the foregoing, Tenant shall be permitted to bring onto the Premises office cleaning supplies and products normally found in modern offices provided Tenant only brings a reasonable quantity of such supplies and products onto the Premises and Tenant shall at all times comply with all Laws pertaining to the storage, handling, use, disposal, and application of such supplies and products, and all Laws pertaining to the communication to employees and other third parties of any hazards associated with such supplies and products. Tenant shall not cause or permit to exist any release, spillage, emission, or discharge of any Hazardous Material on or about the Premises (“Release”). In the event of a Release in the Premises, Tenant shall immediately notify Landlord in writing, report such Release to the relevant government agencies as, and if, required by applicable Law, and promptly remove the Hazardous Material and otherwise investigate and remediate the Release in accordance with applicable Law and to the reasonable satisfaction of Landlord. Landlord shall have the right, but not the obligation, to enter upon the Premises to investigate and/or remediate the Release in lieu of Tenant, and Tenant shall reimburse Landlord as Additional Rent for the actual reasonable costs of such remediation and investigation. Tenant shall promptly notify Landlord if Tenant acquires knowledge of the presence of any Hazardous Material on or about the Premises, except as Tenant is permitted to bring onto the Premises under this Lease. Landlord shall have the right to inspect and assess the Premises for the purpose of determining whether Tenant is handling any Hazardous Material in violation of this Lease or applicable Law, or to ascertain the presence of any Release. This subsection shall survive the Expiration Date.

(b) Tenant shall, and shall cause Tenant Agents to, use the Premises in compliance with all applicable Laws. Tenant shall, at its sole cost and expense, promptly comply with each and all of such Laws, except in the case of required structural changes not triggered by Tenant’s particular use or manner of use or change in use of the Premises, or Tenant’s Alterations. Without limiting the generality of the foregoing, Tenant shall: (i) obtain, at Tenant’s expense, before engaging in Tenant’s business or profession within the Premises, all necessary licenses and permits including, but not limited to, state and local business licenses, and permits; and (ii) remain in compliance with and keep in full force and effect at all times all licenses, consents, and permits necessary for the lawful conduct of Tenant’s business or profession at the Premises. Tenant shall pay all personal property taxes, income taxes, gross receipts taxes, and other taxes, assessments, duties, impositions, and similar charges that are or may be assessed, levied, or imposed upon Tenant or Tenant’s Property. Tenant shall also comply with all applicable Laws that do not relate to the physical condition of the Premises and with which only the occupant can comply, such as laws governing maximum occupancy, workplace smoking, VDT regulations, and illegal business operations, such as gambling. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial, governmental or regulatory action, regardless of whether Landlord is a party thereto, that Tenant has violated any of such Laws shall be conclusive of that fact as between Landlord and Tenant.

(c) Notwithstanding anything to the contrary in this Lease, if the requirement of any public authority obligates either Landlord or Tenant to expend money in order to bring the Premises and/or any area of the Project into compliance with Laws as a result of: (i) Tenant’s particular use (other than general office use) or Alteration of the Premises; (ii) Tenant’s change in the use of the Premises; (iii) the manner of conduct of Tenant’s business (other than general office use) or operation of its installations, equipment, or other property therein; or (iv) breach of any of Tenant’s obligations hereunder, then Tenant shall bear all costs of bringing the Premises and/or Project into compliance with Laws, whether such costs are related to structural or nonstructural elements of the Premises or Project.

(d) Except to the extent Tenant shall comply as set forth above in this Section 21, during the Term Landlord shall comply with all applicable Laws regarding the Project (including the Premises), including without limitation compliance with Title III of the Americans with Disabilities Act of 1990,42 U.S.C. §12181 et seq. and its regulations as to the design and construction of the Common Areas.

(e) Each party hereto hereby acknowledges and agrees that it will not knowingly violate any applicable Laws regarding bribery, corruption, and/or prohibited business practices as they concern each such party’s respective activities under or in connection with this Lease, and each such party will be solely responsible for and will hold harmless the other party from and against any claims or liabilities in connection with any of such responsible party’s own violations of any such Laws.

26

21. NOTICES. Wherever in this Lease it is required or permitted that notice or demand be given or served by either party to this Lease to or on the other party, such notice or demand will be duly given or served if in writing and either: (i) personally served; (ii) delivered by prepaid nationally recognized courier service (e.g., Federal Express, UPS, and USPS) with evidence of receipt required for delivery; (iii) delivered by registered or certified mail, return receipt requested, postage prepaid; or (iv) if an email address is provided by the recipient, emailed with confirmation of receipt by the recipient; in all such cases addressed to the parties at the addresses set forth below. Each such notice will be deemed to have been given to or served upon the party to which addressed on the date the same is delivered or delivery is refused. Each party has the right to change its address for notices (provided such new address is in the continental United States) by a writing sent to the other party in accordance with this Section, and each party will, if requested, within 10 days confirm to the other its notice address. Notices from Landlord may be given by either an agent or attorney acting on behalf of Landlord.

Tenant:	Prior to the Commencement Date:

PREIT Associates, L.P.

Attn: General Counsel

200 S. Broad St., 3rd Floor

Philadelphia, PA 19102

Email: generalcounsel@preit.com

From and after the Commencement Date:

PREIT Associates, L.P.

Attn: General Counsel

2005 Market St., Suite 1000

Philadelphia, PA 19103

Email: generalcounsel@preit.com

Landlord: Commerce Square Partners - Philadelphia Plaza, L.P.	With a copy to:
c/o Brandywine Realty Trust	Email: Legal.Notices@bdnreit.com

Attn: Jeff DeVuono, Executive Vice President & Senior

Managing Director, RE: Building #181

FMC Tower at Cira Centre South

2929 Walnut St., Suite 1700

Philadelphia, PA 19104

Phone No. 610-325-5600

Email: jeff.devuono@bdnreit.com

Notwithstanding anything to the contrary in this Lease, billing statements and the like may be sent by regular mail or electronic means (such as email) to Tenant’s billing contact without copies.

Tenant’s billing contact:

Prior to the Commencement Date:

PREIT Associates, L.P.

Attn: Robert McCadden

200 S. Broad St., 3rd Floor

Philadelphia, PA 19102

Phone: 215-454-1295

Email: Bob.McCadden@preit.com

From and after the Commencement Date:

PREIT Associates, L.P.

Attn: Robert McCadden

2005 Market St., Suite 1000

27

Philadelphia, PA 19103

Phone: 215-454-1295

Email: Bob.McCadden@preit.com

22. BROKERS. Landlord and Tenant each represents and warrants to the other that such representing party has had no dealings, negotiations, or consultations with respect to the Premises or this transaction with any broker or finder other than a Landlord affiliate and Broker. Each party shall indemnify, defend, and hold harmless the other from and against any and all liability, cost, and expense (including reasonable attorneys’ fees and court costs), arising out of or from or related to its misrepresentation or breach of warranty under this Section. Landlord shall pay Broker a commission in connection with this Lease pursuant to the terms of a separate written agreement between Landlord and Broker. This Section shall survive the Expiration Date.

23. LANDLORD’S LIABILITY. Landlord’s obligations hereunder shall be binding upon Landlord only for the period of time that Landlord is in ownership of the Building, and upon termination of that ownership, Tenant, except as to any obligations that are then due and owing, shall look solely to Landlord’s successor-in-interest in ownership of the Building for the satisfaction of each and every obligation of Landlord hereunder. Upon request and without charge, Tenant shall attorn to any successor to Landlord’s interest in this Lease. Landlord may transfer its interest in the Building without the consent of Tenant, and such transfer or subsequent transfer shall not be deemed a violation on Landlord’s part of any of the terms of this Lease. Landlord shall have no personal liability under any of the terms, conditions, or covenants of this Lease. Tenant and Tenant Agents shall look solely to the equity of Landlord in the Building and/or the rents and/or net proceeds actually received therefrom for the satisfaction of any claim, remedy, or cause of action of any kind whatsoever arising from the relationship between the parties or any rights and obligations they may have relating to the Project, this Lease, or anything related to either, including without limitation as a result of the breach of any Section of this Lease by Landlord. In addition, no recourse shall be had for an obligation of Landlord hereunder, or for any claim based thereon or otherwise in respect thereof or the relationship between the parties, against any past, present, or future Landlord Indemnitee (other than Landlord), whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such other liability being expressly waived and released by Tenant with respect to the Landlord Indemnitees (other than Landlord).

24. RELOCATION. [INTENTIONALLY DELETED]

25. GENERAL PROVISIONS.

(a) Provided Tenant has performed all of the terms and conditions of this Lease to be performed by Tenant, including the payment of Rent, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or anyone lawfully or equitably claiming by, through, or under Landlord, under and subject to the terms and conditions of this Lease and of any deeds of trust now or hereafter affecting all or any portion of the Premises.

(b) Subject to the terms and provisions of Section 10, the respective rights and obligations provided in this Lease shall bind and inure to the benefit of the parties hereto, their successors and assigns.

(c) This Lease shall be governed in accordance with the Laws of the State, without regard to choice of law principles. Landlord and Tenant hereby consent to the exclusive jurisdiction of the state and federal courts located in the jurisdiction in which the Project is located.

(d) In connection with any litigation or arbitration arising out of this Lease, Landlord or Tenant, whichever is the prevailing party as determined by the trier of fact in such litigation, shall be entitled to recover from the other party all reasonable costs and expenses incurred by the prevailing party in connection with such litigation, including reasonable attorneys’ fees. If, in the context of a bankruptcy case, Landlord is compelled at any time to incur any expense, including attorneys’ fees, in enforcing or attempting to enforce the terms of this Lease or to enforce or attempt to enforce any actions required under the Bankruptcy Code to be taken by the trustee or by Tenant, as debtor-in-possession, then the sum so paid by Landlord shall be awarded to Landlord by the Bankruptcy Court and shall be immediately due and payable by the trustee or by Tenant’s bankruptcy estate to Landlord in accordance with the terms of the order of the Bankruptcy Court.

28

(e) This Lease, which by this reference incorporates all exhibits, riders, schedules, and other attachments hereto, supersedes all prior discussions, proposals, negotiations and discussions between the parties and this Lease contains all of the agreements, conditions, understandings, representations, and warranties made between the parties hereto with respect to the subject matter hereof, and may not be modified orally or in any manner other than by an agreement in writing signed by both parties hereto or their respective successors-in-interest. Whenever placed before one or more items, the words “include”, “includes”, and “including” shall mean considered as part of a larger group, and not limited to the item(s) recited. Except to the extent expressly set forth otherwise in this Lease, neither Landlord, nor anyone acting on Landlord’s behalf, has made any representation, warranty, estimation, or promise of any kind or nature whatsoever relating to the physical condition of the Building or the land under the Building or suitability, including without limitation, the fitness of the Premises for Tenant’s intended use. If any provisions of this Lease are held to be invalid, void, or unenforceable, the remaining provisions hereof shall in no way be affected or impaired and such remaining provisions shall remain in full force and effect.

(f) TIME IS OF THE ESSENCE UNDER ALL PROVISIONS OF THIS LEASE, INCLUDING ALL NOTICE PROVISIONS.

(g) If Landlord or Tenant is in any way delayed or prevented from performing any obligation (except for payment of any amount due by a party hereunder and the giving of notice with respect to the exercise of a Lease option) due to fire or other casualty (or reasonable delays in the adjustment of insurance claims), acts of terrorism, war or other emergency (including severe weather emergency), governmental delay beyond what is commercially reasonable (provided the party claiming the delay provides reasonable evidence to the other party that the party claiming the delay is diligently pursuing the approval or permit that is the subject to the governmental delay), inability to obtain any materials or services (exclusive of delays in connection with long-lead items requested by Tenant for the Leasehold Improvements, which are covered under Exhibit C, Section 8), acts of God, strike, lockout or other labor dispute, orders or regulations of any federal, state, county or municipal authority, embargoes, or any other cause beyond such party’s reasonable control (whether similar or dissimilar to the foregoing events) (each, a “Force Majeure Event”), then the time for performance of such obligation shall be excused for the period of such delay or prevention (and such party shall not be deemed in default with respect to the performance of its obligations) and extended for a period equal to the period of such delay or prevention. Financial disability or hardship shall never constitute a Force Majeure Event. No such inability or delay due to a Force Majeure Event shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rent (except as otherwise expressly set forth herein), or relieve the other party from any of its obligations under this Lease, or impose any liability upon such party or its agents, by reason of inconvenience or annoyance to the other party, or injury to or interruption of the other party’s business, or otherwise.

(h) Excepting payments of Fixed Rent, Operating Expenses, and utilities (which are to be paid as set forth in Sections 4, 5, and 6) and unless a specific time is otherwise set forth in this Lease for any Tenant payments, all amounts due from Tenant to Landlord shall be paid by Tenant to Landlord as Additional Rent within 60 days after receipt of an invoice therefor.

(i) Unless Tenant’s financials are publicly available online at no cost to Landlord, within 10 business days after written request by Landlord (but not more than once during any 12-month period unless a default has occurred under this Lease or Landlord has a reasonable basis to suspect that Tenant has suffered a material adverse change in its financial position, or in the event of a sale, financing, or refinancing by Landlord of all or any portion of the Project), Tenant shall furnish to Landlord, Mortgagee, or Landlord’s prospective mortgagee or purchaser, reasonably requested financial information. In connection therewith and upon Tenant’s request, Landlord and Tenant shall execute a mutually acceptable confidentiality agreement on Landlord’s form therefor.

(j) Tenant represents and warrants to Landlord that: (i) Tenant was duly organized and is validly existing and in good standing under the Laws of the jurisdiction set forth for Tenant in the first sentence of this Lease; (ii) Tenant is legally authorized to do business in the State; (iii) the person(s) executing this Lease on behalf of Tenant is(are) duly authorized to do so; and (iv) Tenant has the full corporate or partnership power and authority to enter into this Lease and has taken all corporate or partnership action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation enforceable in accordance with its terms. From time to time upon Landlord’s request, Tenant will provide Landlord with corporate resolutions or other proof in a form acceptable to Landlord authorizing the execution of this Lease at

29

the time of such execution. Landlord represents and warrants to Tenant that: (i) Landlord was duly organized and is validly existing and in good standing under the Laws of the jurisdiction set forth for Landlord in the first sentence of this Lease; (ii) Landlord is legally authorized to do business in the State; (iii) the person(s) executing this Lease on behalf of Landlord is(are) duly authorized to do so; and (iv) Landlord has the full corporate or partnership power and authority to enter into this Lease and has taken all corporate or partnership action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation enforceable in accordance with its terms.

(k) Each party hereto represents and warrants to the other that such party is not a party with whom the other is prohibited from doing business pursuant to the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, including those parties named on OFAC’s Specially Designated Nationals and Blocked Persons List. Each party hereto is currently in compliance with, and shall at all times during the Term remain in compliance with, the regulations of OFAC and any other governmental requirement relating thereto. Each party hereto shall defend, indemnify, and hold harmless the other from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys’ fees and costs) incurred by the other to the extent arising from or related to any breach of the foregoing certifications. The foregoing indemnity obligations shall survive the Expiration Date.

(l) Landlord shall have the right, to the extent required to be disclosed by Landlord or Landlord’s affiliates in connection with filings required by applicable Laws, including without limitation the Securities and Exchange Commission (“SEC”), without notice to Tenant to include in such securities filings general information relating to this Lease, including, without limitation, Tenant’s name, the Building, and the square footage of the Premises. Except as set forth in the preceding sentence, neither Tenant nor Landlord shall issue, or permit any broker, representative, or agent representing either party in connection with this Lease to issue: (i) any press release; or (ii) any other public disclosure regarding the specific terms of this Lease (or any amendments or modifications hereof), without the prior written approval of the other party. The parties acknowledge that the transaction described in this Lease and the terms thereof (but not the existence thereof) are of a confidential nature and shall not be disclosed except to such party’s employees, attorneys, accountants, consultants, advisors, affiliates, and actual and prospective purchasers, lenders, investors, subtenants and assignees (collectively, “Permitted Parties”), and except as, in the good faith judgment of Landlord or Tenant, may be required to enable Landlord or Tenant to comply with its obligations under Law or under laws and regulations of the SEC. Neither party may make any public disclosure of the specific terms of this Lease, except as required by Law, including without limitation SEC laws and regulations, or as otherwise provided in this paragraph. In connection with the negotiation of this Lease and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have had access to confidential information relating to the other party. Each party shall treat such information and shall cause its Permitted Parties to treat such confidential information as confidential, and shall preserve the confidentiality thereof, and not duplicate or use such information, except by Permitted Parties.

(m) Neither Tenant, nor anyone acting through, under, or on behalf of Tenant, shall have the right to record this Lease, nor any memorandum, notice, affidavit, or other writing with respect thereto.

(n) Whenever Tenant is required to obtain Landlord’s consent pursuant to this Lease or the exhibits hereto, Landlord’s consent shall not be unreasonably conditioned, withheld, or delayed.

(o) Tenant shall not claim any money damages by way of setoff, counterclaim, or defense, based on any claim that Landlord unreasonably withheld its consent, in which case Tenant’s sole and exclusive remedy shall be an action for specific performance, injunction, or declaratory judgment. Notwithstanding the foregoing, if a court determines that Landlord acted maliciously or in bad faith in unreasonably withholding, conditioning, or delaying its consent or approval in an instance where Landlord was obligated not to unreasonably withheld, condition, or delay its consent or approval, then the limitation on damages and remedies provided for in this paragraph shall have no further application.

(p) All requests made to Landlord to perform repairs or furnish services, supplies, utilities, or freight elevator usage (if applicable), shall be made online to the extent available (currently such requests shall be made via http://etenants.com/, as the same may be modified by Landlord from time to time) otherwise via email or written communication to Landlord’s property manager for the Building. Whenever Tenant requests Landlord to take

30

any action not required of Landlord under this Lease or give any consent required or permitted to be given by Landlord under this Lease (for example, a request for a Transfer consent, a consent to an Alteration, or a subordination of Landlord’s lien, but other than a request for services, supplies, or utilities which is governed by Section 7(b)), Tenant shall pay to Landlord for Landlord’s administrative and/or professional costs in connection with each such action or consent Landlord’s reasonable costs incurred by Landlord in reviewing and taking the proposed action or consent, including reasonable attorneys’, engineers’ and/or architects’ fees (as applicable). Provided Landlord’s standard forms are used in connection with the request (to the extent applicable) without material modifications or protracted negotiations, Landlord’s costs shall not exceed $2,500 per request for the Initial Term. The foregoing amount shall be paid by Tenant to Landlord within 60 days after Landlord’s delivery to Tenant of an invoice for such amount. Tenant shall pay such amount without regard to whether Landlord takes the requested action or gives the requested consent.

(q) Tenant acknowledges and agrees that Landlord shall not be considered a “business associate” for any purpose under the Health Insurance Portability and Accountability Act of 1996 and all related implementing regulations and guidance.

(r) Tenant shall cause any work performed on behalf of Tenant to be performed by contractors who work in harmony, and shall not interfere, with any labor employed by Landlord or Landlord’s contractors. If at any time any of the contractors performing work on behalf of Tenant does not work in harmony or interferes with any labor employed by Landlord, other tenants, or their respective mechanics or contractors, then the permission granted by Landlord to Tenant to do or cause any work to be done in or about the Premises may be withdrawn by Landlord with 48 hours’ written notice to Tenant.

(s) This Lease may be executed in any number of counterparts, each of which when taken together shall be deemed to be one and the same instrument. The submission of this Lease by Landlord to Tenant for examination does not constitute a reservation of or option for the Premises or of any other space within the Building or in other buildings owned or managed by Landlord or its affiliates. This Lease shall not be binding nor shall either party have any obligations or liabilities or any rights with respect hereto, or with respect to the Premises, unless and until both parties have executed and delivered this Lease. The parties acknowledge and agree that notwithstanding any law or presumption to the contrary, the exchange of copies of this Lease and signature pages by electronic transmission shall constitute effective, execution and delivery of this Lease for all purposes, and signatures of the parties hereto transmitted and/or produced electronically shall be deemed to be their original signature for all purposes.

(t) Landlord and persons authorized by Landlord may enter the Premises for any commercially reasonable purpose at all reasonable times upon reasonable advance notice or, in the case of an emergency, at any time without notice. Notwithstanding the foregoing, Landlord shall not show the Premises to prospective tenants prior to the last 12 months of the Term, and Tenant shall have the right to have a Tenant employee accompany Landlord’s representative. Landlord shall not be liable for inconvenience to or disturbance of Tenant by reason of any such entry; provided, however, in the case of repairs or work, such shall be done, so far as practicable, so as to not unreasonably interfere with Tenant’s use of the Premises.

(u) If more than one person executes this Lease as Tenant, each of them is jointly and severally liable for the keeping, observing, and performing of all of the terms, covenants, conditions, provisions, and agreements of this Lease to be kept, observed, and performed by Tenant.

(v) TO THE EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, OR TENANT’S USE OR OCCUPANCY OF THE BUILDING, ANY CLAIM OR INJURY OR DAMAGE, OR ANY EMERGENCY OR OTHER STATUTORY REMEDY WITH RESPECT THERETO. TENANT CONSENTS TO SERVICE OF PROCESS AND ANY PLEADING RELATING TO ANY SUCH ACTION AT THE PREMISES; PROVIDED, HOWEVER, NOTHING HEREIN SHALL BE CONSTRUED AS REQUIRING SUCH SERVICE AT THE PREMISES. TENANT WAIVES ANY RIGHT TO RAISE ANY NONCOMPULSORY COUNTERCLAIM IN ANY SUMMARY OR EXPEDITED ACTION OR PROCEEDING INSTITUTED BY LANDLORD. LANDLORD, TENANT, ALL GUARANTORS, AND ALL GENERAL PARTNERS EACH WAIVES ANY OBJECTION TO THE VENUE OF ANY ACTION FILED IN ANY COURT SITUATED IN THE JURISDICTION IN WHICH THE BUILDING IS LOCATED, AND WAIVES ANY RIGHT, CLAIM, OR POWER UNDER THE DOCTRINE OF FORUM NON CONVENIENS OR OTHERWISE TO TRANSFER ANY SUCH ACTION TO ANY OTHER COURT.

31

(w) Except in connection with a Tenant holdover beyond 60 days or Section 17(b)(i), and notwithstanding anything to the contrary in this Lease, each party waives, and the other shall not be liable to the waiving party for, any claim against the other party or the other party’s agents, invitees, employees, or contractors, for loss of business opportunity, loss of profits, loss of income, economic loss, consequential damages, or punitive damages; the foregoing waiver shall survive the expiration or sooner termination of this Lease.

26. EXTENSION OPTIONS.

(a) Provided: (i) no Event of Default exists; and (ii) this Lease is in full force and effect, Tenant shall have the right to extend the Term (“Extension Option”) with respect to the Extension Premises for up to 2 consecutive terms of 60 months each beyond the end of the Initial Term (each an “Extension Term”) by delivering Tenant’s written extension election notice to Landlord no later than 12 months prior to the expiration of the Initial Term or the then-current Extension Term (“Extension Deadline”) but no earlier than 15 months prior to the expiration of the Initial Term or the then-current Extension Term, as applicable. The “Extension Premises” means, as designated by Tenant in its notice of extension, either all of the Premises or that portion of the Premises containing at least 1 full floor of the Building, provided Tenant and Landlord shall mutually agree on the location of such portion to the extent any portion consists of less than an entire floor. Notwithstanding the foregoing, if Tenant’s notice of extension is silent as to the designation of the Extension Premises, then Tenant shall be deemed to have designated all of the Premises to be the Extension Premises. The terms and conditions of this Lease during each Extension Term shall remain unchanged except Tenant shall only be entitled to the 2 Extension Terms provided above, the annual Fixed Rent for the applicable Extension Term shall be the Extension Rent (as defined below), the Expiration Date shall be the last day of the Extension Term (or such earlier date of termination of this Lease pursuant to the terms hereof), and, except to the extent reflected in the Extension Rent, Landlord shall have no obligation to perform any tenant improvements to the Extension Premises or provide any tenant improvement allowance to Tenant. Upon Tenant’s delivery of its written extension election notice, Tenant may not thereafter revoke its exercise of the Extension Option. Notwithstanding anything to the contrary in this Lease, Tenant shall have no right to extend the Term other than or beyond the 2, 60-month Extension Terms described in this paragraph.

(b) “Extension Rent” means ninety-five percent (95%) of the fair market extension term base rent for space comparable to the Extension Premises in comparable buildings in the market in which the Project is located. In determining the Extension Rent, Landlord, Tenant and any broker shall take into account all relevant factors including, without limitation, prevailing market allowances and concessions for renewing tenants, space measurement methods and loss factors, the lease term, the size of the space, the location of the building(s), the amenities offered at the building(s), the age of the building(s), and whether Project Expenses and other pass-through expenses are on a triple net, base year, expense stop or other basis. In lieu of directly providing any prevailing market allowances and/or concessions, Landlord may elect to reduce the Extension Rent by the economic equivalent thereof to reflect the fact that such allowances and concessions were not provided directly to Tenant. During the Extension Term, Tenant shall not be entitled to any tenant improvement allowances, free rent periods or other economic concessions (if any) that Tenant was entitled to during the prior Term, except to the extent such items are factored into the Extension Rent as set forth in this Section. When the Extension Rent is being determined for the first year of the Extension Term, the Extension Rent for the second and all subsequent years of the Extension Term shall also be determined in accordance with the same procedures as are set forth herein and based upon the then prevailing annual rent escalation factor in the applicable leasing market.

(c) If Tenant timely exercises an Extension Option and Landlord and Tenant do not agree upon the Extension Rent in writing by the date that is the later of 20 days after Landlord’s receipt of Tenant’s extension notice or 3 months prior to the Extension Deadline, then within 15 days after either party notifies the other in writing that such notifying party desires to determine the Extension Rent in accordance with the procedures set forth in this Section, Landlord and Tenant shall each deliver to the other party a written statement of such delivering party’s determination of the Extension Rent, together with such supporting documentation as the delivering party desires to deliver. Within 10 days after such 15-day period, Landlord and Tenant shall appoint a real estate broker having a minimum of 10 years’ experience in the market in which the Project is located who shall select either Landlord’s

32

determination or Tenant’s determination, whichever the broker finds more accurately reflects the Extension Rent. The broker shall be instructed to notify Landlord and Tenant of such selection within 10 days after such broker’s appointment. The broker shall have no power or authority to select any Extension Rent other than the Extension Rent submitted by Landlord or Tenant nor shall the broker have any power or authority to modify any of the provisions of this Lease, and the decision of the broker shall be final and binding upon Landlord and Tenant. If Landlord and Tenant do not timely agree in writing upon the appointment of the broker, Landlord and Tenant shall each select a broker, who together will select a third qualified broker with a minimum of 10 years’ experience in the market in which the Project is located, who will determine the Extension Rent. If either party fails to timely notify the other party of its selection, the party that did not fail to notify of its election shall have the right to unilaterally appoint the broker. The fee and expenses of the broker shall be shared equally by Landlord and Tenant.

(d) Upon Tenant’s timely and proper exercise of an Extension Option pursuant to the terms above and satisfaction of the above conditions: (i) the “Term” shall include the Extension Term; (ii) the “Premises” for each Extension Term shall be the applicable Extension Premises; and (iii) upon Landlord’s request, Tenant shall execute prior to the expiration of the then-expiring Term, an appropriate amendment to this Lease, in form and content reasonably satisfactory to both Landlord and Tenant, memorializing the extension of the Term for the ensuing Extension Term (provided either party’s failure to execute such amendment shall not negate the effectiveness of Tenant’s exercise of the Extension Option).

27. TERMINATION OPTION. Provided: (i) no Event of Default exists; (ii) this Lease is in full force and effect; and (iii) Tenant is the originally named Tenant or a Permitted Transferee, Tenant has the right to terminate this Lease effective at 11:59 p.m. on the Termination Date, in accordance with and subject to each of the following terms and conditions (“Termination Option”). The “Termination Date” means the last day of the 60th or 84th full calendar month after the Fixed Rent Start Date, as elected by Tenant in its Termination Notice. If Tenant desires to exercise the Termination Option, Tenant must give to Landlord irrevocable written notice of Tenant’s exercise of the Termination Option (“Termination Notice”), together with the Termination Payment (as defined below). The Termination Notice and the Termination Payment must be received by Landlord no later than the date that is 24 months prior to the applicable Termination Date (“Termination Notice/Payment Due Date”), failing which the Termination Option is deemed waived (provided Landlord reserves the right to waive in writing the requirement that Tenant fully and/or timely pay the Termination Payment). The “Termination Payment” means the sum of the unamortized (amortized on a straight-line basis with interest at 7%) amount as of the Termination Date of the following in connection with this Lease and any amendment to this Lease: (i) brokerage commissions and attorneys’ fees paid by Landlord; and (ii) any and all allowances to Tenant, including without limitation the Improvement Allowance (as defined in Exhibit C). Tenant’s payment of the Termination Payment is a condition precedent to the termination of this Lease on the Termination Date, and such obligation survives the Expiration Date. Tenant acknowledges and agrees that the Termination Payment is not a penalty and is fair and reasonable compensation to Landlord for the loss of expected rentals from Tenant. The Termination Payment is payable only by wire transfer or cashier’s check. Time is of the essence with respect to the dates and deadlines set forth herein. As of the date Tenant delivers the Termination Notice, any and all unexercised rights or options of Tenant to extend the Term or expand the Premises (whether expansion options, rights of first refusal, rights of first offer, or otherwise), and any and all outstanding tenant improvement allowance not properly claimed by Tenant in accordance with this Lease shall immediately terminate and are automatically, without further action required by any party, null and void and of no force or effect. If Tenant timely and properly exercises the Termination Option in accordance with this paragraph, this Lease and the Term shall come to an end on the Termination Date with the same force and effect as if the Term were fixed to expire on such date, the Expiration Date shall be the Termination Date, and the terms and provisions of Section 18 shall apply. Upon Tenant’s request after the Commencement Date, Landlord shall notify Tenant of its calculation of the Termination Payment. If Tenant requests in writing Landlord’s calculation of the Termination Payment at least 30 days prior to the applicable Termination Notice/Payment Due Date, and Landlord fails to provide the calculation of the Termination Payment on or prior to the date which is five (5) business days prior to applicable Termination Notice/Payment Due Date, then Tenant shall have until the date that is five (5) business days after Landlord provides the calculation of the Termination Payment to deliver the Termination Notice and Termination Payment to Landlord.

33

28. RIGHT OF FIRST OFFER.

(a) Provided: (i) no Event of Default exists; and (ii) this Lease is in full force and effect, Landlord shall notify Tenant in writing (“Landlord’s ROFO Notice”) when any rentable space located on the 9th or 11th floor of the Building (“Potential RQFO Space”) becomes available for lease (as defined below) from Landlord or Landlord reasonably anticipates that such space will become available for lease from Landlord prior to the last 24 months of the Term (as the same may have been extended). Landlord’s ROFO Notice shall identify the portion of the Potential ROFO Space that is available to lease (such identified space, “ROFO Space”), and include the anticipated availability date and basic economic terms for the lease of the ROFO Space (which terms shall reflect that the term for the ROFO Space will be coterminous with the Term for the Premises) and, subject to the terms and provisions of this Section, Tenant shall have the one-time right (“ROFO”) to lease all (but not less than all) of the ROFO Space by delivering Tenant’s written notice of such election to Landlord (“Tenant’s ROFO Notice”) within 10 days after Tenant’s receipt of Landlord’s ROFO Notice.

(b) Upon Tenant’s delivery of Tenant’s ROFO Notice, Tenant may not thereafter revoke Tenant’s exercise of the ROFO. If an Event of Default exists at any time after Landlord receives Tenant’s ROFO Notice but before the first day that Tenant commences to lease the ROFO Space, Landlord, at Landlord’s option, shall have the right to nullify Tenant’s exercise of the ROFO with respect to the ROFO Space. If Tenant notifies Landlord that Tenant elects not to lease the ROFO Space or if Tenant fails to timely deliver Tenant’s ROFO Notice to Landlord with respect thereto, then Landlord shall have the right to enter into a lease agreement(s) for the ROFO Space under one or more leases containing such terms as Landlord deems acceptable in Landlord’s reasonable discretion, and the ROFO shall be void and have no further force or effect with respect to such space; provided, however: (i) the ROFO shall survive with respect to the balance of the Potential ROFO Space such that following receipt of a subsequent written request from Tenant, Landlord shall send a Landlord’s ROFO Notice when Potential ROFO Space becomes available for lease or Landlord reasonably anticipates that such space will become available for lease from Landlord prior to the last 24 months of the Term (as the same may have been extended); and (ii) if Landlord either fails to enter into a lease for the ROFO Space within 6 months after Tenant’s waiver or deemed waiver of the ROFO, or desires to enter into a lease for the ROFO Space on economic terms that are 10% (or more) more favorable in the aggregate than those terms that were set forth in Landlord’s ROFO Notice, then Landlord shall be required to submit a new Landlord’s ROFO Notice to Tenant prior to leasing the ROFO Space to any third party.

(c) The ROFO shall be subject, subordinate, and in all respects inferior to the rights of any third-party tenant leasing space at the Building as of the date of this Lease that have existing rights in their existing leases to the ROFO Space; those tenants are: Ernst & Young U.S. LLP, Gallagher Benefit Services, Inc., Macquarie Holdings (U.S.A.), Inc., Marks Paneth LLP, and Pennsylvania Lumbermens Mutual Insurance Company. Space is “available to lease” if and when the lease for any tenant of all or a portion of the space expires or is otherwise terminated, provided space shall not be deemed to be or become available if the space is assigned or subleased by the tenant of the space, or relet by the tenant or subtenant of the space by renewal, extension, or new lease.

(d) Except to the extent expressly set forth in Landlord’s ROFO Notice to the contrary, if Tenant elects to lease the ROFO Space, such space shall become subject to this Lease upon the same terms and conditions as are then applicable to the original Premises, except that Tenant shall take the ROFO Space in “AS IS” condition and Landlord shall have no obligation to make any improvements or alterations to the ROFO Space, and the term of Tenant’s lease of the ROFO Space shall be coterminous with the Term. Landlord shall determine the exact location of any demising walls (if any) for the ROFO Space. Tenant shall not be entitled to any tenant improvement allowances, free rent periods, or other special concessions granted to Tenant with respect to the original Premises. Upon Tenant’s leasing of the ROFO Space, the “Premises” shall include the ROFO Space and, except as otherwise set forth in this Section, all computations made under this Lease based upon or affected by the rentable area of the Premises shall be recomputed to include the ROFO Space.

(e) If Tenant timely exercises its right to lease the ROFO Space: (i) Tenant’s lease of the ROFO Space shall commence upon the later of: (A) the date of availability specified in Landlord’s ROFO Notice; or (B) 180 days following the date Landlord tenders possession of the ROFO Space in vacant condition; and (ii) upon Landlord’s request, Tenant shall execute an appropriate new lease or amendment, in form and content reasonably satisfactory to both Landlord and Tenant, memorializing the expansion of the Premises as set forth in this Section (provided Landlord or Tenant’s failure to execute such lease or amendment shall not negate the effectiveness of Tenant’s exercise of the ROFO).

34

29. CONTRACTION OPTION. Provided, as of the date on which the Contract Notice is delivered: (i) there is no Event of Default and (ii) this Lease is in full force and effect, Tenant has the right to terminate this Lease with respect to the Contraction Premises effective at 11:59 p.m. on the Contraction Date, in accordance with and subject to each of the following terms and conditions (“Contraction Option”). The “Contraction Date” means the date designated as such by Tenant in its Contraction Notice, provided such date is either the last day of the 36th, 72nd, or 108th full calendar month after the Fixed Rent Start Date. The “Contraction Premises” means, as designated by Tenant in its Contraction Notice, either all of Suite 1100 or a portion of Suite 1100 mutually agreed to by Landlord and Tenant. Notwithstanding the foregoing, if the Contraction Notice is silent as to the designation of the Contraction Premises, then Tenant shall be deemed to have designated all of Suite 1100 to be the Contraction Premises. If Tenant desires to exercise the Contraction Option, Tenant must give to Landlord irrevocable written notice of Tenant’s exercise of the Contraction Option (“Contraction Notice”), and pay Landlord the Contraction Payment (as defined below) as and when required below. The Contraction Notice and the Contraction Payment must be received by Landlord no later than the date that is 12 months prior to the Contraction Date (“Contraction Notice/Payment Due Date”), failing which the Contraction Option is deemed waived (provided Landlord reserves the right to waive in writing the requirement that Tenant fully and/or timely pay the Contraction Payment). The “Contraction Payment” means the sum of the unamortized (amortized on a straight-line basis with interest at 7% per annum) amount as of the Contraction Date of the following with respect to the Contraction Premises in connection with this Lease and any amendment to this Lease: (i) brokerage commissions paid by Landlord; and (ii) any and all allowances paid to Tenant, including without limitation the Improvement Allowance (as defined in Exhibit C). Tenant’s payment of the Contraction Payment is a condition precedent to the termination of this Lease with respect to the Contraction Premises on the Contraction Date, and such obligation survives the Expiration Date. Tenant acknowledges and agrees that the Contraction Payment is not a penalty and is fair and reasonable compensation to Landlord for the loss of expected rentals from Tenant. The Contraction Payment is payable only by wire transfer or cashier’s check. Notwithstanding anything to the contrary herein, if Tenant exercises the Contraction Option and the internal staircase between Suite 1000 and Suite 1100 is located within the Contraction Premises, then Tenant shall be solely responsible for removing such staircase at Tenant’s sole cost and expense by no later than the Contraction Date. Time is of the essence with respect to the dates and deadlines set forth herein. If Tenant timely and properly exercises the Contraction Option in accordance with this paragraph, this Lease and the Term shall come to an end on the Contraction Date with respect to the Contraction Premises only, with the same force and effect as if the Term with respect to the Contraction Premises were fixed to expire on such date, the Expiration Date with respect to the Contraction Premises shall be the Contraction Date, and the terms and provisions of Section 18 shall apply to the Contraction Premises. Upon Tenant’s request after the Commencement Date, Landlord shall notify Tenant of its calculation of the Contraction Payment. If Tenant requests in writing Landlord’s calculation of the Contraction Payment at least 30 days prior to the applicable Contraction Notice/Payment Due Date, and Landlord fails to provide the calculation of the Contraction Payment on or prior to the date which is five (5) business days prior to applicable Contraction Notice/Payment Due Date, then Tenant shall have until the date that is five (5) business days after Landlord provides the calculation of the Contraction Payment to deliver the Contraction Notice and Contraction Payment to Landlord.

[SIGNATURES ON FOLLOWING PAGE]

35

TENANT CONFESSION CERTIFICATION: Tenant acknowledges and agrees that any failure of Tenant to execute Section 17 of this Lease shall be an absolute bar from Tenant (or Tenant’s successors or assigns) claiming, alleging or petitioning, including, but not limited to, in any petition to open said confession, that such Section is invalid and not binding upon Tenant (or Tenant’s successors or assigns).

IN WITNESS WHEREOF, the parties hereto have executed this Lease under seal as of the day and year first-above stated.

LANDLORD:		TENANT:
COMMERCE SQUARE PARTNERS -		PREIT ASSOCIATES, L.P.
PHILADELPHIA PLAZA, L.P.

By: Brandywine Commerce Sub I LLC, its general partner		By: PREIT Services, LLC, its managing agent

By:	/s/ George Johnstone
Name:	George Johnstone	By:	/s/ Lisa M. Most
Title:	EVP Operations	Name:	Lisa M. Most
Date:	12/3/2018	Title:	Senior Vice President, General Counsel & Secretary
		Date:	11/29/2018

Exhibits:
Exhibit A:	Location Plan of Premises
Exhibit B:	Form of COLT
Exhibit C:	Leasehold Improvements
Exhibit D:	Cleaning Specifications
Exhibit E:	Rules and Regulations

[Signature Page]

EXHIBIT A

LOCATION PLAN OF PREMISES (NOT TO SCALE)

ONE COMMERCE SQUARE

10th Floor

A-1

ONE COMMERCE SQUARE

11TH FLOOR

PHILADELPHIA. PA

A-2

EXHIBIT B

FORM OF COLT

CONFIRMATION OF LEASE TERM

THIS CONFIRMATION OF LEASE TERM (“COLT”) is made as of                                 between                                     (“Landlord”) and                                  (“Tenant”).

1. Landlord and Tenant are parties to that certain lease dated                      (“Lease Document”), with respect to the premises described in the Lease Document, known as Suite                  consisting of approximately                      rentable square feet (“Premises”), located at                              ..

2. All capitalized terms, if not defined in this COLT, have the meaning give such terms in the Lease Document.

3. Tenant has accepted possession of the Premises in their “AS IS” “WHERE IS” condition and all improvements required to be made by Landlord per the Lease Document have been completed.

4. The Lease Document provides for the commencement and expiration of the Term of the lease of the Premises, which Term commences and expires as follows:

a. Commencement of the Term of the Premises:

b. Expiration of the Term of the Premises:

5. The required amount of the Security Deposit and/or Letter of Credit per the Lease Document is $                         .. Tenant has delivered the Security Deposit and/or Letter of Credit per the Lease Document in the amount of $                         ..

6. The Building Number is                         and the Lease Number is                    . This information must accompany every payment of Rent made by Tenant to Landlord per the Lease Document.

TENANT:	LANDLORD:

By:
By:
Name:
Name:
Title:
Title:

B-1

EXHIBIT C

LEASEHOLD IMPROVEMENTS

This Exhibit C-Leasehold Improvements (“Exhibit”) is a part of the Lease to which this Exhibit is attached. Capitalized terms not defined in this Exhibit shall have the meanings set forth for such terms in the Lease.

1. Process.

(a) Proposed CD’s. By no later than March 1, 2019, Tenant must deliver to Landlord, in hard copy and .pdf format, proposed construction drawings and specifications prepared by the Architect for the Leasehold Improvements stamped for permit filing, together with any underlying detailed information Landlord may require for its review (“Proposed CD’s”), for Landlord’s approval in accordance with Section 1(b) below (once approved, the “CD’s”). The CD’s may include construction working drawings, mechanical, electrical, plumbing, and other technical specifications, and the finishing details, including wall finishes and colors, and technical and mechanical equipment installation, if any, detailing installation of the Leasehold Improvements. The design of the Leasehold Improvements must be consistent with sound architectural and construction practices in first-class office buildings comparable in size and market to the Building. “Architect” means the licensed architect engaged by Tenant, subject to Landlord’s reasonable approval, to prepare the CD’s. “Leasehold Improvements” means the improvements, alterations, and other physical additions to be made or provided to, constructed, delivered, or installed at, or otherwise acquired for, the Premises in accordance with the CD’s, or otherwise approved in writing by Landlord or paid for in whole or in part from the Improvement Allowance (as defined in Section 10 below), including without limitation all necessary demising walls and associated work. Any provision of this Exhibit to the contrary notwithstanding, the Leasehold Improvements shall not include any telephone, telephone switching, telephone, data, and security cabling and systems, furniture, computers, servers, Tenant’s trade fixtures and equipment, and other personal property installed (or to be installed) by or on behalf of Tenant in the Premises or any of the associated permits for any of the foregoing (“Tenant’s Equipment”).

(b) Landlord’s Approval of CD’s. Within 10 business days after Landlord’s receipt of the Proposed CD’s, Landlord shall notify Tenant in writing as to whether Landlord approves or disapproves such Proposed CD’s, which approval shall not be unreasonably withheld, and may contain conditions. If Landlord disapproves of the Proposed CD’s, or approves the Proposed CD’s subject to modifications, Landlord shall state in its written notice to Tenant the reasons therefor, and Tenant, upon receipt of such written notice, shall revise and resubmit the Proposed CD’s to Landlord for review within 7 business days thereafter and Landlord’s reasonable approval, which approval shall not be unreasonably withheld. This process shall continue until the Proposed CD’s are approved by Landlord. All design, construction, and installation in connection with the Leasehold Improvements shall conform to the requirements of applicable building, plumbing, and electrical codes and the requirements of any authority having jurisdiction over, or with respect to, such Leasehold Improvements. Landlord’s approval of the CD’s is not a representation that: (i) such CD’s are in compliance with all applicable Laws; or (ii) the CD’s or design is sufficient for the intended purposes. Tenant shall be responsible for all elements of the design of the Leasehold Improvements and the CD’s (including, without limitation, compliance with Laws, functionality of design, the structural integrity of the design, the configuration of the Premises, and the placement of Tenant’s furniture, appliances, and equipment), and Landlord’s approval of the Leasehold Improvements or the CD’s shall in no event relieve Tenant of the responsibility for such design, or create responsibility or liability on Landlord’s part for their completeness, design sufficiency, or compliance with Laws.

(c) TEA for Construction Costs. After Landlord’s approval of the CD’s, Landlord shall submit the CD’s to Landlord’s selected general contractors for bidding. Tenant shall have the right to participate in the selection of the general contractor for the Leasehold Improvements. Landlord shall competitively bid the Leasehold Improvements with a minimum of three qualified contractors, and Landlord shall select the contractor in consultation with Tenant. Tenant may submit 2 contractors of its choice to be included in the bid process, provided such contractors are union, reasonably approved by Landlord, meet Landlord’s insurance requirements, and comply with all contractor rules and regulations. Landlord shall then prepare a TEA for the Construction Costs, and deliver such TEA to Tenant for approval in accordance with Section 1(d) below. “TEA” means a Tenant expenditure authorization, which may be in the form of a written document and/or an email sent via electronic transmittal to Tenant’s Representative (as defined in Section 1(g)). “Construction Costs” means all costs in the permitting, demolition, construction, acquisition, and installation of the Leasehold Improvements, including, without limitation, contractor fees, overhead, and profit, and the cost of all labor and materials supplied by the general contractor engaged by Landlord (“Contractor”), suppliers, independent contractors, and subcontractors arising in connection with the Leasehold Improvements.

C-1

(d) Tenant’s Approval Process. Within 7 business days after Tenant’s receipt of a TEA from Landlord, Tenant shall notify Landlord in writing as to whether Tenant approves or disapproves of such TEA, which approval shall not be unreasonably withheld, conditioned, or delayed. If Tenant disapproves of a TEA: (i) Tenant shall provide Landlord with a reasonably detailed written statement setting forth the reason(s) for such disapproval; (ii) Landlord and Tenant shall work together in good faith to promptly resolve any open issues; (iii) Landlord shall promptly have the TEA revised and resubmitted to Tenant for Tenant’s approval; and (iv) this process shall continue until Tenant approval is given, except that Tenant shall approve or disapprove any revisions within 2 business days after Tenant’s receipt thereof. Tenant’s disapproval of a TEA shall be deemed unreasonable if the TEA is substantially based on the CD’s. If Tenant fails to timely deliver to Landlord Tenant’s written, reasonable disapproval, Tenant shall be deemed to have given its approval, and Landlord shall be authorized (but not required) to proceed thereon.

(e) Change Orders. Tenant shall have the right to make changes to the CD’s provided: (i) such changes are approved in writing by Landlord (“Approved Changes”); and (ii) the net increase in costs arising from such approved Changes shall be included in the total Construction Costs. It shall be deemed reasonable for Landlord to deny consent to a requested change to the CD’s if Landlord determines that Substantial Completion will be delayed by more than 5 business days. Landlord shall have the right to issue a TEA for Additional Costs, which shall be included in the total Construction Costs.

(f) Tenant’s and Landlord’s Representative. “Tenant’s Representative” means Lynn Blahusch of CB Development Services, Inc., whose email address is lblahusch@cbdsi.com. “Landlord’s Representative” means Joe Traynor, whose email address is Joseph.Traynor@bdnreit.com. Each party shall have the right to designate a substitute individual as Tenant’s Representative or Landlord’s Representative, as applicable, from time to time by written notice to the other. All correspondence and information to be delivered to Tenant with respect to this Exhibit shall be delivered to Tenant’s Representative, and all correspondence and information to be delivered to Landlord with respect to this Exhibit shall be delivered to Landlord’s Representative. Notwithstanding anything to the contrary in the Lease, communications between Landlord’s Representative and Tenant’s Representative in connection with this Exhibit may be given via electronic means such as email without copies. Tenant’s Representative shall have authority to grant any consents or approvals by Tenant under this Exhibit, and for authorizing and executing any and all change orders or other documents in connection with this Exhibit, and Landlord shall have the right to rely thereon. Tenant hereby ratifies all actions and decisions with regard to the Leasehold Improvements that Tenant’s Representative may have taken or made prior to the execution of the Lease. Landlord shall not be obligated to respond to or act upon any plan, drawing, change order, approval, or other matter relating to the Leasehold Improvements until it has been executed by Tenant’s Representative or a senior officer of Tenant.

2. Completion of Leasehold Improvements.

(a) Allocation. Except to the extent that the CD’s, the Approved Changes, and/or this Exhibit provide that Tenant shall complete a portion of the Leasehold Improvements, Landlord shall cause the Leasehold Improvements to be made, constructed, or installed in a good and workmanlike manner substantially in accordance with the CD’s and Approved Changes.

(b) Building Standards. Except as expressly set forth otherwise in the CD’s and/or the Approved Changes, Landlord shall cause the Leasehold Improvements to be constructed or installed to Building Standards; provided, however, Landlord, subject to Tenant’s approval, which approval shall not be unreasonably conditioned, withheld or delayed, shall have the right to substitute comparable non-Building Standard materials, fixtures, finishes, and items to the extent Building Standard items are not readily available. “Building Standard” means the quality and quantity of materials, finishes, ways and means, and workmanship specified from time to time by Landlord as being standard for leasehold improvements at the Building or for other areas at the Building, as applicable.

3. Central Systems. Neither Tenant nor any of its agents or contractors shall alter, modify, or in any manner disturb any of the Building systems or components within the Building core servicing the tenants of the Building or Building operations generally (such as base building plumbing, electrical, heating, ventilation and air conditioning, fire protection and fire alert systems, elevators, structural systems, building maintenance systems, or anything located within the core of the Building or central to the operation of the Building).

C-2

4. Tenant’s Equipment. Tenant shall be solely responsible for the procuring, ordering, delivery, and installation of Tenant’s Equipment in compliance with all Laws. Tenant shall coordinate the installation of Tenant’s Equipment (including cabling) at the Premises with Contractor’s completion of the Leasehold Improvements.

5. Cooperation. Tenant and Tenant’s Representative shall cooperate with Landlord, Architect, and the Contractor to promote the efficient and expeditious completion of the Leasehold Improvements.

6. Substantial Completion. “Substantial Completion” means the later of the date on which: (i) the Leasehold Improvements have been completed in accordance with the CD’s (and any Approved Changes) except for Punch List work; and (ii) Landlord has obtained a final inspection approval, or temporary or permanent certificate of occupancy from the applicable local governing authority. If issuance of such approval or certificate is conditioned upon Tenant’s installation of its equipment, racking, cabling, or furniture, or completion of any other work or activity in the Premises for which Tenant is responsible, and the governmental authority will not issue the approval or certificate, or schedule an inspection of the Leasehold Improvements due to Tenant’s failure to complete any work, installation, or activity (including the installation of the Tenant’s Equipment), then Substantial Completion shall be deemed to have occurred without Landlord having obtained the approval or temporary or permanent certificate of occupancy and correspondingly, the Commencement Date shall be established. “Punch List” means the list of items of Leasehold Improvements, if any, that require correction, repair, or replacement, do not materially affect Tenant’s ability to use the Premises for the Permitted Use, and are listed in a writing prepared in accordance with Section 7 below.

7. Punch List. Prior to Substantial Completion, Landlord or the Architect shall prepare a preliminary Punch List in writing for Landlord’s and Tenant’s review. Landlord shall schedule a walkthrough of the Premises with Tenant’s Representative to occur on Substantial Completion, from which Landlord and Tenant shall generate a final Punch List. Landlord shall diligently pursue completion of any Punch List work, and make commercially reasonable efforts to complete all Punch List work within 30 days after Substantial Completion. Landlord shall obtain from Contractor a commercially customary one-year warranty for the Leasehold Improvements, and Landlord shall use commercially reasonable efforts to make a claim under such warranties on behalf of Tenant to the extent necessary. The taking of possession of the Premises by Tenant shall constitute an acknowledgment by Tenant that the Premises are in good condition and that all work and materials provided by Landlord are satisfactory except as to (i) any latent defects discovered within the first 12 months of the Term; (ii) items contained in the Punch List; and (iii) items covered by the one-year warranty.

8. Tenant Delay. In the event of Tenant Delay, Substantial Completion shall be deemed to be the date Substantial Completion would have occurred but for Tenant Delays. Landlord shall have no obligation to expend any funds, employ any additional labor, contract for overtime work, or otherwise take any action to compensate for any Tenant Delay. Tenant shall reimburse Landlord for any incremental costs in labor, materials, and supplies incurred due to Tenant Delay. “Tenant Delay” means any actual delay in Substantial Completion as a result of any of the following: (i) Tenant fails to fully and timely comply with the terms of this Exhibit, including without limitation Tenant’s failure to comply with any of the deadlines specified in this Exhibit; (ii) Tenant changes the CD’s, including any Approved Changes, notwithstanding Landlord’s approval of such changes (provided Landlord notified Tenant in writing of the anticipated period of Tenant Delay and Tenant thereafter elects to proceed with such Approved Changes); (iii) delays caused by any governmental or quasi-governmental authorities arising from the Leasehold Improvements being designed to include items or improvements not typically found in office space of other comparable buildings in the market in which the Building is located; (iv) Tenant or any Tenant Agent interferes with the work of Landlord or Contractor including, without limitation, during any pre-commencement entry period or in connection with Tenant’s installation of Tenant’s Equipment; or (v) any other delay to the extent caused solely by Tenant or any Tenant Agent.

9. Early Access. Subject to the terms herein and Tenant’s compliance with all applicable Laws, Tenant shall have reasonable access to the Premises (“Early Access”) during completion of the Leasehold Improvements to coordinate installation of Tenant’s cabling and wiring and during the 30-day period immediately prior to Substantial Completion to install its furniture, fixtures, and equipment; provided in any such case Tenant’s Early Access does not unreasonably interfere with, or unreasonably delay completion of the Leasehold Improvements, and Tenant first provides Landlord with a certificate of insurance as required under the Lease. Tenant shall be fully responsible for all costs related to Early Access. All insurance, waiver, indemnity, and alteration provisions of the Lease shall be in full force and effect

C-3

during Early Access. Tenant shall ensure that its phone/data, security, and other vendors comply with all applicable Laws and pull their permits and perform their work in conjunction with the Leasehold Improvements so as not to delay completion of the Leasehold Improvements and any and all inspections therefor. Tenant and its contractors shall coordinate all activities with Landlord in advance and in writing, and shall comply with Landlord’s instructions and directions so that Tenant’s early entry does not interfere with or delay any work to be performed by Landlord. Any delay resulting from Early Access, including without limitation due to a Tenant vendor’s work delaying Landlord’s ability to obtain its permits, shall be deemed a Tenant Delay.

10. Costs.

(a) Improvement Allowance. Landlord shall provide the Improvement Allowance to Tenant in accordance with this Exhibit. “Improvement Allowance” means an amount equal to the product of $100.00 multiplied by the total rentable square footage of the Premises, which product equals $4,405,700.00. The Improvement Allowance shall be applied solely towards payment of the Improvement Costs, but specifically excluding costs for Tenant’s Equipment, cabling, moving, utilities, and movable furniture, fixtures, or equipment that has no permanent connection to the structure of the Building. Notwithstanding the foregoing, if, after payment in full of the Improvement Costs, there are unused Improvement Allowance dollars and no Event of Default, then by written notice to Landlord received no later than the 12-month anniversary of the Commencement Date, Tenant may apply up to $440,570.00 of the Improvement Allowance towards the actual and reasonable, out-of-pocket, documented costs incurred by Tenant for moving to the Premises, furniture fixtures and equipment, and voice and data cabling expenses (“Reimbursable Costs”). Subject to the preceding sentence, Landlord shall reimburse Tenant up to the total Reimbursable Costs within 60 days after Landlord’s receipt of an invoice therefor (no more frequently than once per month) together with reasonable supporting documentation, evidence of payment in full by Tenant, and unconditional lien waivers (on Landlord’s form therefor). Any portion of the Reimbursable Costs for which Tenant has not submitted an invoice for reimbursement on or before the 12-month anniversary of the Commencement Date shall be deemed waived by Tenant and will not be paid to Tenant or credited against Rent. Tenant shall mark and tag all cabling installed by it or on its behalf by no later than Substantial Completion, and notwithstanding anything to the contrary in this Lease, shall surrender such cabling with the Premises by no later than the Surrender Date. “Improvement Costs” means the sum of: (i) the Planning Costs; (ii) the Construction Costs; and (iii) Construction Management Fee (as defined in Section 10(b) below). “Planning Costs” means all actual, reasonable, documented, third-party costs incurred by Tenant and directly related to the design of the Leasehold Improvements including, without limitation, the professional fees of any engineers, consultants, architects, and/or space planners and other professionals preparing and/or reviewing the CD’s. If, as of the 12-month anniversary of the Commencement Date, any portion of the Improvement Allowance remains unused, the Improvement Allowance shall be deemed reduced by such unused amount, and Landlord shall retain such undisbursed portion of the Improvement Allowance which shall be deemed waived by Tenant and shall not be paid to Tenant, credited against Rent, or applied to Tenant’s moving costs or prior lease obligations.

(b) Construction Management Fee. Tenant must pay the Construction Management Fee to Landlord as compensation for Landlord’s construction management services under this Exhibit. “Construction Management Fee” means a fixed fee in the amount of Forty-Four Thousand Fifty-Seven and 00/100 Dollars ($44,057.00). Landlord may deduct all or a portion of Construction Management Fee from the Improvement Allowance, and/or invoice Tenant therefor if the entirety of the Improvement Allowance has been expended, payable to Landlord within 60 days after the date of such invoice.

(c) Excess Costs. Tenant shall be solely responsible for all Improvement Costs in excess of the Improvement Allowance (“Excess Costs”). Landlord may issue a TEA for Excess Costs, after the Improvement Allowance is exhausted. Tenant shall pay Excess Costs to Landlord within 60 days after receipt of an invoice therefor from time to time, provided Landlord shall have the right to invoice Tenant with respect to particular components of the Leasehold Improvements and the applicable amount of Excess Costs (as reasonably determined by Landlord) upon substantial completion of such component. Notwithstanding anything to the contrary herein, if the requirement of any public authority obligates either Landlord or Tenant to expend money in order to bring the Premises and/or any area of the Project into compliance with Laws solely as a result of the Leasehold Improvements (as opposed to a pre-existing violation), then Tenant shall bear all costs of bringing the Premises and/or Project into compliance with Laws, whether such costs are related to structural or nonstructural elements of the Premises or Project.

C-4

(d) Rent. If Tenant fails to make any payment when due under this Exhibit, such failure shall be deemed a failure to make a Rent payment under the Lease. Landlord shall have no obligation to make a disbursement from the Improvement Allowance if, at the time such disbursement is to be made, there exists an uncured monetary default under the Lease.

C-5

EXHIBIT D

CLEANING SPECIFICATIONS

These specifications are subject to change without notice. The cost for any cleaning over and above the standard cleaning specifications are to be paid by tenant.

D-1

EXHIBIT E

RULES AND REGULATIONS

RULES AND REGULATIONS

1.	Sidewalks, entrances, passages, elevators, vestibules, stairways, corridors, halls, lobby, and any other part of the Building shall not be obstructed or encumbered by Tenant or used for any purpose other than ingress or egress to and from the Premises. Landlord shall have the right to control and operate the common portions of the Building and exterior facilities furnished for common use of the Building’s tenants (such as the eating, smoking, and parking areas) in such a manner as Landlord deems appropriate.

2.	No awnings or other projections may be attached to the outside walls of the Building without the prior written consent of Landlord. All drapes and window blinds shall be of a quality, type, design, and color, and attached in a manner approved in writing by Landlord.

3.	No showcases, display cases, or other articles may be put in front of or affixed to any part of the exterior of the Building, or placed in hallways or vestibules without the prior written consent of Landlord. All supplies shall be kept in designated storage areas. Tenant shall not use or permit the use of any portion of the Project for outdoor storage. No mats, trash, or other objects may be placed in the public corridors, hallways, stairs, or other common areas of the Building.

4.	Restrooms and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no debris, rubbish, rags, or other substances may be thrown therein. Only standard toilet tissue may be flushed in commodes. All damage resulting from any misuse of these fixtures shall be the responsibility of the tenant who, or whose employees, agents, visitors, clients, or licensees, caused such damage. Bathing and changing of clothes is permitted only in designated shower/locker facilities, and is not permitted in restrooms.

5.	Tenant shall not, without the prior written consent of Landlord, mark, paint, drill into, bore, cut, string wires, or in any way deface any part of the Premises or the Building except for the reasonable hanging of decorative or instructional materials on the walls of the Premises. Tenant shall remove seasonal decorations that are visible outside of the Premises within 30 days after the end of the applicable season.

6.	Tenant shall not construct, install, maintain, use, or operate in any part of the Project any electrical device, wiring, or other apparatus in connection with a loud speaker system or other sound/communication system that may be heard outside the Premises.

7.	No bicycles, mopeds, skateboards, scooters, or other vehicles may be brought into, used, or kept in or about the Building or in the common areas of the Project other than in locations specifically designated thereof. No animals or pets of any kind (other than a service animal performing a specified task), including without limitation fish, rodents, and birds, may be brought into, used, or kept in or about the Building. Rollerblading and roller skating is not permitted in the Building or in the common areas of the Project.

8.	Tenant shall not cause or permit any unusual or objectionable odors to be produced upon or permeate from the Premises.

9.	No space in the Project may be used for the manufacture of goods for sale in the ordinary course of business, or for sale at auction of merchandise, goods, or property of any kind.

10.	Tenant shall not make any unseemly or disturbing noises, or disturb or interfere with the occupants of the Building or neighboring buildings or residences by voice, musical instrument, radio, talking machines, whistling, singing, lewd behavior, or in any other way. All passage through the Building’s hallways, elevators, and main lobby shall be conducted in a quiet, businesslike manner. Tenant shall not commit or suffer any waste upon the Premises, the Building, or the Project, or any nuisance, or do any other act or thing that may disturb the quiet enjoyment of any other tenant in the Building or Project.

11.	Tenant shall not throw anything out of the doors, windows, or down corridors or stairs of the Building.

12.	Tenant shall not place, install, or operate in the Premises or in any part of the Project, any engine, stove, machinery, or electrical equipment not directly related to its business, including without limitation space

1	Revised 2014 | Brandywine Realty Trust

E-1

heaters, coffee cup warmers, and small refrigerators, conduct mechanical operations, cook thereon or therein, or place or use in or about the Premises or the Project any explosives, gasoline, kerosene oil, acids, caustics, canned heat, charcoal, or any other flammable, explosive or hazardous material, without the prior written consent of Landlord. Notwithstanding the foregoing, Tenant shall have the right to install and use a coffee machine, microwave oven, toaster, ice maker, refrigerator, and/or vending machine in compliance with all applicable Laws in a kitchen or break room designated as such by Landlord, provided Tenant shall use only stainless steel braided hoses. All supply waterlines shall be of copper (not plastic) tubing.

13.	No smoking (including without limitation of cigarettes, cigars, and e-cigarettes) is permitted anywhere in the Premises, the Building, or the Project, including but not limited to restrooms, hallways, elevators, stairs, lobby, exit and entrance vestibules, sidewalks, and parking lot areas, provided smoking shall be permitted in any Landlord-designated exterior smoking area. All cigarette ashes and butts shall be deposited in the containers provided for such disposal, and shall not be disposed of on sidewalks, parking lot areas, or toilets.

14.	Tenant shall not install any additional locks or bolts of any kind upon any door or window of the Building without the prior written consent of Landlord. Tenant shall, upon the termination of its tenancy, return to Landlord all keys for the Premises, either furnished to or otherwise procured by Tenant, and all security access cards to the Building.

15.	Tenant shall keep all doors to hallways and corridors closed during Business Hours except as they may be used for ingress or egress.

16.	Tenant shall not use the name of the Building, Project, Landlord, or Landlord’s agents or affiliates in any way in connection with its business except as the address thereof. Landlord shall also have the right to prohibit any advertising by Tenant that, in Landlord’s sole opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

17.	Tenant shall be responsible for all security access cards issued to it, and shall secure the return of all security cards from all employees terminating employment with them. Lost cards shall cost $35.00 per card to replace. No person/company other than Building tenants and/or their employees may have security access cards unless Landlord grants prior written approval.

18.	All deliveries to the Building that involve the use of a hand cart, hand truck, or other heavy equipment or device shall be made via the freight elevator, if such freight elevator exists in the Building. Tenant shall be responsible to Landlord for any loss or damage resulting from any deliveries made by or for Tenant to the Building. Tenant shall procure and deliver to Landlord a certificate of insurance from its movers, which certificate shall name Landlord as an additional insured.

19.	Landlord reserves the right to inspect all freight to be brought into the Building, and to exclude from the Building all freight or other material that violates any of these rules and regulations.

20.	Tenant shall refer all contractors, contractor’s representatives, and installation technicians rendering any service on or to the Premises, to Landlord for Landlord’s approval and supervision before performance of any contractual service or access to Building. This provision shall apply to all work performed in the Building including installation of telephones, telegraph equipment, electrical devices and attachments, and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment, or any other physical portion of the Building. Landlord reserves the right to require that all agents of contractors and vendors sign in and out of the Building.

21.	If Tenant desires to introduce electrical, signaling, telegraphic, telephonic, protective alarm or other wires, apparatus or devices, Landlord shall direct where and how the same are to be placed, and except as so directed, no installation boring or cutting shall be permitted, without Landlord’s consent, not to be unreasonably withheld, conditioned, or delayed. Landlord shall have the right to prevent and to cut off the transmission of excessive or dangerous current of electricity or annoyances into or through the Building or the Premises and to require the changing of wiring connections or layout at Tenant’s expense, to the extent that Landlord may reasonably deem necessary, and further to require compliance with such reasonable and

2	Revised 2014 | Brandywine Realty Trust

E-2

uniformly applied rules as Landlord may establish relating thereto, and in the event of non-compliance with the requirements or rules, Landlord shall have the right immediately to cut wiring or to do what it reasonably considers necessary to remove the danger, annoyance, or electrical interference with apparatus in any part of the Building. All wires installed by Tenant must be clearly tagged at the distributing boards and junction boxes and elsewhere where required by Landlord, with the suite number of the office to which such wires lead, and the purpose for which the wires respectively are used, together with the name of the concern, if any, operating such wires.

22.	Landlord reserves the right to exclude from the Building at all times any person who is not known or does not properly identify himself or herself to Landlord’s management or security personnel.

23.	Landlord may require, at its sole option, all persons entering the Building outside of Business Hours to register at the time they enter and at the time they leave the Building.

24.	No space within the Building, or in the common areas such as the parking lot, may be used at any time for the purpose of lodging, sleeping, or for any immoral or illegal purposes.

25.	Tenant shall not use the hallways, stairs, lobby, or other common areas of the Building as lounging areas during breaks or during lunch periods.

26.	No canvassing, soliciting, or peddling is permitted in the Building or its common areas.

27.	Tenant shall comply with all Laws regarding the collection, sorting, separation, and recycling of garbage, trash, rubbish and other refuse, and Landlord’s recycling policy for the Building.

28.	Landlord does not maintain suite finishes that are non-standard, such as kitchens, bathrooms, wallpaper, special lights, etc. However, should the need arise for repair of items not maintained by Landlord, Landlord at its sole option, may arrange for the work to be done at tenant’s expense.

29.	Tenant shall clean at least once a year, at its expense, drapes in the Premises that are visible from the exterior of the Building.

30.	No pictures, signage, advertising, decals, banners, etc. may be placed in or on windows in such a manner as they are visible from the exterior, without the prior written consent of Landlord.

31.	Tenant is prohibited at all times from eating or drinking in hallways, elevators, restrooms, lobbies, or lobby vestibules outside of the Premises. Food storage shall be limited to a Landlord-approved kitchen or break room.

32.	Tenant shall be responsible to Landlord for any acts of vandalism performed in the Building by its employees, invitees, agents, contractors, licensees, subtenants, and assignees.

33.	Tenant shall not permit the visit to the Premises of persons in such numbers or under such conditions as to interfere with the use and enjoyment by other tenants of the entrances, hallways, elevators, lobby, exterior common areas, or other public portions or facilities of the Building.

34.	Landlord’s employees shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord. Requests for such requirements shall be submitted in writing to Landlord.

35.	Tenant is prohibited from interfering in any manner with the installation and/or maintenance of the heating, air conditioning and ventilation facilities and equipment at the Project.

36.	Landlord shall not be responsible for lost or stolen personal property, equipment, money, or jewelry regardless of whether such loss occurs when an area is locked against entry or not.

37.	Landlord shall not permit entrance to the Premises by use of pass key controlled by Landlord, to any person at any time without written permission of Tenant, except employees, contractors or service personnel supervised or employed by Landlord.

3	Revised 2014 | Brandywine Realty Trust

E-3

38.	Tenant shall observe and comply with the driving and parking signs and markers on the Project grounds and surrounding areas. Tenant shall comply with all reasonable and uniformly applied parking regulations promulgated by Landlord from time to time for the orderly use of vehicle parking areas. Parked vehicles shall not be used for vending or any other business or other activity while parked in the parking areas. Vehicles shall be parked only in striped parking spaces, except for loading and unloading, which shall occur solely in zones marked for such purpose, and be so conducted as to not unreasonably interfere with traffic flow or with loading and unloading areas of other tenants. Tractor trailers shall be parked in areas designated for tractor trailer parking. Employee and tenant vehicles shall not be parked in spaces marked for visitor parking or other specific use. All vehicles entering or parking in the parking areas shall do so at owner’s sole risk and Landlord assumes no responsibility for any damage, destruction, vandalism, or theft. Tenant shall cooperate with Landlord in any reasonable and uniformly applied measures implemented by Landlord to control abuse of the parking areas, including without limitation access control programs, tenant and guest vehicle identification programs, and validated parking programs, provided no such validated parking program shall result in Tenant being charged for spaces to which it has a right to free use under the Lease. Each vehicle owner shall promptly respond to any sounding vehicle alarm or horn, and failure to do so may result in temporary or permanent exclusion of such vehicle from the parking areas. Any vehicle that violates the parking regulations may be cited, towed at the expense of the owner, temporarily or permanently excluded from the parking areas, or subject to other lawful consequence.

39.	Tenant shall not enter other separate tenants’ hallways, restrooms, or premises except with prior written approval from Landlord’s management.

40.	Tenant shall not place weights anywhere beyond the load-per-square-foot carrying capacity of the Building.

41.	Tenant shall comply with all laws, regulations, or other governmental requirements with respect to energy savings, not permit any waste of any utility services provided Landlord, and cooperate with Landlord fully to ensure the most effective and efficient operation of the Building.

42.	The finishes, including floor and wall coverings, and the furnishings and fixtures in any areas of the Premises that are visible from the common areas of the Building are subject to Landlord’s approval in its sole discretion. Selections for these areas shall be pre-approved in writing by Landlord.

43.	Power strips and extension cords shall not be combined (also known as daisy chaining).

44.	Candles and open flames are prohibited in the Building.

45.	Guns, firearms, and other dangerous weapons (concealed or otherwise) are not allowed at the Project, subject to applicable Law (if any) requiring Landlord to so permit at the Project.

Landlord reserves the right to rescind any of these rules and make such other and further rules and regulations as in the judgment of Landlord shall from time to time be needed for the safety, protection, care, and cleanliness of the Project, the operations thereof, the preservation of good order therein, and the protection and comfort of its tenants, their agents, employees, and invitees, which rules when made and notice thereof given to Tenant shall be binding upon Tenant in a like manner as if originally prescribed. As used in these rules and regulations, capitalized terms shall have the respective meanings given to them in the Lease to which these rules and regulations are attached, provided Tenant shall be responsible for compliance herewith by everyone under Tenant’s reasonable control, including without limitation its employees, invitees, agents, contractors, licensees, subtenants and assignees, and a violation of these rules and regulations by any of the foregoing is deemed a violation by Tenant.

4	Revised 2014 | Brandywine Realty Trust

E-4